UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

TREEHOUSE FOODS, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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TREEHOUSE FOODS, INC.

2021 SPRING ROAD

SUITE 600

OAK BROOK, ILLINOIS 60523

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

ON APRIL 26, 2018

To the Stockholders of TreeHouse Foods, Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders (“Annual Meeting”) of TreeHouse Foods, Inc. (“TreeHouse” or the “Company”) that will be held at 2015 Spring Road, Lower Level, Conference Room A, Oak Brook, Illinois 60523, on Thursday, April 26, 2018, at 9:00 a.m. Central Daylight Time.

Once again, we are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials, while also lowering the costs and reducing the environmental impact of our Annual Meeting. On or about March 13, 2018, we will mail to our stockholders who have not already requested paper material a Notice of Internet Access and Availability of Proxy Materials (“Notice”), which contains instructions on how to vote, how to access our 2018 Proxy Statement (“Proxy Statement”) and 2017 Annual Report on Form 10-K (“Annual Report”) online, and how to request paper copies of the materials. All stockholders who have elected to continue to receive paper copies will receive a copy of the Proxy Statement and Annual Report by mail. The Proxy Statement also contains instructions on how you can (i) receive a paper copy of the Proxy Statement and Annual Report, if you only received a Notice by mail, or (ii) elect to receive your Proxy Statement and Annual Report over the Internet, if you received them by mail this year.

At the Annual Meeting you will be asked to vote on the following matters and to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof:

1.	To elect four directors to hold office until the 2021Annual Meeting of Stockholders;
2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2018; and
3.	To provide an advisory vote to approve the Company’s executive compensation.

The matters listed above are fully discussed in the Proxy Statement accompanying this Notice. A copy of our Annual Report is available online or by request as previously described.

The record date for the Annual Meeting is February 26, 2018. Only stockholders of record as of February 26, 2018 are entitled to notice of, and to vote at, the Annual Meeting.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. Therefore, I urge you to promptly vote and submit your proxy by phone, via the Internet, or by completing, signing, dating, and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy. If for any reason you wish to revoke your proxy, you may do so at any time before it is voted at the Annual Meeting.

Thomas E. O’Neill

Corporate Secretary

March 5, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 26, 2018

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

Our Proxy Statement and our Annual Report are available at www.envisionreports.com/thfi. Our Proxy Statement includes information on the following matters, among other things:

•	The date, time, and location of the Annual Meeting;
•	A list of the matters being submitted to the stockholders for approval; and
•	Information concerning voting in person at the Annual Meeting.

If you want to receive a paper copy or e-mail of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy to Computershare Shareowner Services by telephone at 1-866-641-4276 or online at www.envisionreports.com/thfi or contact the Company’s Investor Relations Department directly at our principal executive office: TreeHouse Foods, Inc., 2021 Spring Road, Suite 600, Oak Brook, Illinois 60523, telephone (708) 483-1331. Please make your request on or before April 13, 2018 to facilitate timely delivery.

i

TREEHOUSE FOODS, INC.

2021 SPRING ROAD

SUITE 600

OAK BROOK, ILLINOIS 60523

PROXY STATEMENT

SUMMARY OF THE ANNUAL MEETING

We are furnishing this Proxy Statement in connection with the solicitation of proxies by the Board of Directors (“Board”) of TreeHouse Foods, Inc. (“TreeHouse,” “Company,” “we,” “us,” or “our,” as the context requires) for use in voting at our 2018 Annual Meeting of Stockholders (“Annual Meeting”). The Meeting will be held at 2015 Spring Road, Lower Level, Conference Room A, Oak Brook, Illinois 60523, on Thursday, April 26, 2018, at 9:00 a.m. Central Daylight Time for the purpose of considering and acting upon the matters specified in the notice accompanying this Proxy Statement. This Proxy Statement is being sent to stockholders on or about March 13, 2018.

Who May Vote

If you are a stockholder of record on February 26, 2018, you are entitled to vote at the Annual Meeting. As of that date, there were 56,406,151 shares of the Company’s common stock (“Common Stock”) outstanding, the only class of voting securities outstanding. You are entitled to one (1) vote for each share of Common Stock you own, without cumulation, on each matter to be voted upon at the Meeting.

How Proxies Work

Only votes cast in person at the Meeting or received by proxy before the beginning of the Meeting will be counted at the Meeting. Giving us your proxy means you authorize us to vote your shares at the Meeting in the manner you direct. If your shares are held in your name, you can vote by proxy in three (3) convenient ways:

•	By Internet: Go to www.envisionreports.com/thfi and follow the instructions.
•	By Telephone: Call toll-free 1-800-652-VOTE (8683) and follow the instructions.
•	By Mail: Complete, sign, date, and return your proxy card in the enclosed envelope.

Telephone and Internet voting facilities for stockholders of record will be available twenty-four (24) hours a day and will close at 12:00 a.m. Central Daylight Time on April 26, 2018.

As permitted by Securities and Exchange Commission (“SEC”) rules, TreeHouse is making this Proxy Statement and its Annual Report on Form 10-K (“Annual Report”) available to its stockholders electronically via the Internet. On or about March 13, 2018, we will mail our stockholders a Notice of Internet Access and Availability of Materials (“Notice”), which contains instructions on how to vote, access this Proxy Statement and our Annual Report online, and how to request paper copies of the materials. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and Annual Report. The Notice also instructs you on how you may submit your proxy over the Internet. If you receive a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained in the Notice.

If your proxy is properly returned, the shares it represents will be voted at the Meeting in accordance with your instructions. If you execute and return your proxy but do not give specific instructions, your shares will be voted as follows:

•	FOR the election of each of the four (4) nominees for director set forth herein;
•	FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2018;
•

FOR the advisory approval of the compensation of the Company’s named executive officers as described in this Proxy Statement under “Compensation Discussion and Analysis” and “Executive Compensation”; and

•	with respect to any other matter that may properly come before the Meeting, at the discretion of the persons voting the respective proxies.

The Board does not intend to bring any matters before the Meeting except those indicated in the Notice. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

Shares Held Through a Bank, Broker, or Other Nominee

If you are the beneficial owner of shares held in “street name” through a bank, broker, or other nominee, such bank, broker, or nominee, as the record holder of the shares, must vote those shares in accordance with your instructions. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items but not with respect to “non-discretionary” items. On non-discretionary items for which you do not give instructions, the shares will be treated as “broker non-votes”. A discretionary item is a proposal that is considered routine under the rules of the New York Stock Exchange (the “NYSE”).

Shares held in street name may be voted by your broker on discretionary items in the absence of voting instructions given by you. The proposal concerning the ratification of the independent registered public accounting firm (Proposal 2) is discretionary. All other proposals to be voted on at the Meeting are non-discretionary and, accordingly, cannot be voted upon without your instruction.

Quorum

Stockholders of record may vote their proxies by telephone, the Internet, or mail. By using your proxy to vote in one of these ways, you authorize any of the two (2) officers whose names are listed on the back of the proxy card accompanying this Proxy Statement to represent you and vote your shares. Holders of a majority of the shares entitled to vote at the Meeting must be present in person or represented by proxy to constitute a quorum. Of course, if you attend the Meeting, you may vote by ballot. If you are not present, your shares can be voted only when represented by a properly submitted proxy. Abstentions and broker non-votes (as described below under the heading “Required Vote”) are counted for purposes of determining whether a quorum is met.

Revoking a Proxy

Submitting your proxy now will not prevent you from voting your shares at the Meeting if you desire to do so, as your proxy is revocable at your option. You may revoke your proxy at any time before it is voted at the Meeting by:

•

delivering to Thomas E. O’Neill, our Executive Vice President, General Counsel, Chief Administrative Officer, and Corporate Secretary, a signed written revocation letter dated later than the date of your proxy;

•	submitting a proxy to the Company with a later date; or
•	attending the Meeting and voting in person (your attendance at the Meeting will not, by itself, revoke your proxy; you must also vote in person at the Meeting).

Required Vote

The election of the nominees for director (Proposal 1) in an uncontested election will become effective only upon the affirmative vote of shares of Common Stock representing a majority of the votes cast “for” or “against” such nominee. The ratification of the selection of our independent registered public accounting firm (Proposal 2), the advisory approval of the compensation of the Company’s named executive officers as described in this Proxy Statement under “Compensation Discussion and Analysis” and “Executive Compensation” (Proposal 3), and the approval of any other matter that may properly come before the Meeting will become effective only upon the affirmative vote of shares of Common Stock representing a majority of the votes cast “for” or “against” such proposal. Votes cast as “for” or “against” are counted as a vote, while votes cast as abstentions will not be counted as a vote but will be counted for purposes of determining a quorum. Abstentions will have no effect on Proposals 1, 2, and 3. So-called “broker non-votes” (brokers failing to vote by proxy shares of the Common Stock held in nominee name for customers on any non-discretionary matters) will not be counted as votes at the Meeting and will not have a direct impact on any non-discretionary proposal (i.e., Proposals 1 and 3).

Resignation Policy

Our Corporate Governance Guidelines utilize a resignation policy in the election of directors. Accordingly, if an incumbent director nominee receives a greater number of votes marked “against” his or her election than votes marked “for” his or her election, that nominee is required to tender his or her resignation following certification of the stockholder vote. The Nominating and Corporate Governance Committee is required to make recommendations to the Board with respect to any such resignation. The Board is required to take action with respect to this recommendation and to disclose its decision-making process.

Method and Cost of Soliciting and Tabulating Votes

The solicitation of proxies from our stockholders is being made by the Board and management of the Company. TreeHouse will bear the costs of soliciting and tabulating your votes, including the cost of preparing and mailing the Proxy Statement, the Proxy Card, Notice, and the Annual Report. TreeHouse has retained the services of Broadridge Financial Solutions, Inc., to assist in distributing these proxy materials. D.F. King & Co., Inc. will act as our proxy solicitor in soliciting votes for a fee of approximately $15,000 plus the reimbursement of reasonable out of pocket expenses. Solicitation will be primarily through the use of the U.S. Postal Service and the Internet, but our officers, directors, and regular employees may solicit proxies personally or by telephone without additional remuneration for such activity.

TreeHouse will reimburse banks, brokers, and other holders of record for reasonable, out-of-pocket expenses for forwarding these proxy materials to you, and obtaining proxies from you, according to certain regulatory fee schedules. The actual amount will depend on variables such as the number of packages mailed, the number of stockholders receiving electronic delivery, and postage costs.

Computershare, our transfer agent, will act as the proxy tabulator and Inspector of Elections.

Householding

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding”, potentially means extra convenience for stockholders and cost savings for companies. We have not implemented householding rules with respect to our record holders. However, a number of brokers with account holders who are stockholders may be “householding” our proxy materials. If a stockholder receives a householding notification from his, her, or its broker, a single Proxy Statement and Annual Report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise.

Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request “householding” of their communications should contact their broker. In addition, if any stockholder that receives a “householding” notification wishes to receive a separate Annual Report and Proxy Statement at his, her or its address, such stockholder should also contact his, her or its broker directly. Stockholders who in the future wish to receive multiple copies may also contact the Company at: 2021 Spring Road, Suite 600, Oak Brook, IL, 60523, Attention: Investor Relations or by phone at (708) 483-1331.

ELECTION OF DIRECTORS (PROPOSAL 1)

We have a classified Board consisting of three (3) classes. At each annual meeting a class of directors is elected for a term of three (3) years to succeed any directors whose terms are expiring. We believe this classified board structure is appropriate for the Company. Obtaining a three-year (3) commitment from our directors assists us in retaining highly qualified directors who have experience and familiarity with our business and the markets in which we operate. The Board believes that such long-term institutional knowledge benefits TreeHouse and enables the Board to better consider and provide long-term strategic planning.

At the Meeting, you will elect a total of four (4) directors to hold office, subject to the provisions of the Company’s By-Laws, until the annual meeting of stockholders in 2021 and until their successors are duly elected and qualified. Unless you instruct otherwise, the shares represented by your proxy will be voted FOR the election of Mr. Steven Oakland, Mr. Frank J. O’Connell, Mr. Matthew E. Rubel, and Mr. David B. Vermylen, the nominees set forth below. The affirmative vote of a majority of the votes cast is required to elect each director. In other words, the number of votes “for” a director must exceed the number of votes “against” a director in order to elect such director. For information regarding our resignation policy, see “Summary of the Annual Meeting — Resignation Policy” in this Proxy Statement.

Mr. Steven Oakland, Mr. Frank J. O’Connell, Mr. Matthew E. Rubel, and Mr. David B. Vermylen have each agreed to be nominated and to serve as a director if elected. However, if any nominee at the time of his election is unable or unwilling to serve, or is otherwise unavailable for election, and as a result, another nominee is designated by the Board, then you or your designee will have discretion and authority to vote or refrain from voting for such nominee.

Proposal 1 — Election of Directors

Election of Steven Oakland — Continuing in office — Term expiring 2021

The Nominating and Corporate Governance Committee has recommended and the Board has nominated Mr. Oakland for re-election to the Company’s Board. Certain information about Mr. Oakland is set forth below.

STEVEN OAKLAND has served as a Director since March 2, 2018 and has been appointed to serve as our President and Chief Executive Officer, effective March 26, 2018.  Mr. Oakland has served as Vice Chair and President, U.S. Food and Beverage of The J.M. Smucker Company (“Smucker’s”) (NYSE: SJM), a manufacturer of branded food products, since May 2016. He previously served as President, Coffee and Foodservice of Smucker’s from April 2015 to April 2016; President, International Food Service of Smucker’s from May 2011 to March 2015; and President, U.S. Retail-Smucker’s Jif, and Hungry Jack from August 2008 to May 2011. Mr. Oakland has spent most of his career at Smucker’s, serving in increasingly senior positions, including General Manager of Smucker’s Canadian operations from 1995 to 1999. Mr. Oakland currently serves on the board of directors of Foot Locker, Inc. (NYSE: FL), an athletic footwear and apparel retailer, Foster Farms, a privately held poultry company, and MTD Products Corporation, a privately-held outdoor products manufacturer.  Mr. Oakland earned his B.A in Marketing and Economics from Mount Union College.

As a currently active food and beverage executive, Mr. Oakland brings an understanding of the rapidly-changing consumer demands across the food and beverage industry and has in-depth knowledge of the manufacturer and retailer strategies for both brands and private label to address these changing demands. In addition, Mr. Oakland understands large scale M&A and the associated integration and operational priorities, and has significant public and private board of directors experience across both manufacturing and retailing.

Election of Frank J. O’Connell— Continuing in office — Term expiring 2021

The Nominating and Corporate Governance Committee has recommended and the Board has nominated Mr. O’Connell for re-election to the Company’s Board. Certain information about Mr. O’Connell is set forth below.

FRANK J. O’CONNELL has served as a Director since June 2005. Mr. O’Connell currently serves as the General Partner of the Quincy Investment Pools LP, is a co-founder of Tuckerman Capital, a private equity firm, and is Chairman of the Board of King Arthur Flour. Mr. O’Connell previously served as a senior partner of The Parthenon Group from June 2004 until May 2012. From November 2000 to June 2002, Mr. O’Connell served as President and Chief Executive Officer of Indian Motorcycle Corporation. From June 2002 to May 2004, Mr. O’Connell served as Chairman of Indian Motorcycle Corporation. Prior to Indian Motorcycle Corporation, from 1996 to 2000, Mr. O’Connell served as Chairman, President and Chief Executive Officer of Gibson Greetings, Inc. From 1991 to 1995, Mr. O’Connell served as President and Chief Operating Officer of Skybox International. Mr. O’Connell has previously served as President of Reebok Brands, North America, President of HBO Video and Senior Vice President of Mattel’s Electronics Division. Mr. O’Connell is the Non-Executive Chairman of Schylling Inc., a private company, and is on the board of King Arthur Flour, an employee-owned corporation. Mr. O’Connell holds a B.A. and an M.B.A. from Cornell University. Mr. O’Connell is Chairman of the Audit Committee of our Board.

As an experienced financial and operational leader with companies in a variety of industries, Mr. O’Connell brings a broad understanding of the operating priorities in the CPG sector both in high growth and turnaround situations while bringing an in-depth knowledge of the food industry to the board. Mr. O’Connell is very current regarding the shifting channels in the food industry, including e-commerce, the impact of Millennials, and is known as a strategy and  consumer behavior expert.  Mr. O’Connell’s experience leading organic and acquisition growth initiatives and as a strategic consultant to many companies has contributed significantly to our strategic approach to acquisitions and integration.

Election of Matthew E. Rubel — Continuing in office — Term expiring 2021

The Nominating and Corporate Governance Committee has recommended and the Board has nominated Mr. Rubel for re-election to the Company’s Board. Certain information about Mr. Rubel is set forth below.

Matthew E. Rubel was elected as a Director on February 21, 2018. Mr. Rubel most recently served as the Chief Executive Officer of Varsity Brands.  He currently serves as Executive Chairman of the Board at KidKraft, Inc. and as the Lead Independent Director of The Joint Corporation.  He is also an Independent Director at Hudson's Bay Company. In 2010, Mr. Rubel became a Presidential Appointee to the White House Advisory Council on Trade Policy Negotiation.

Mr. Rubel has extensive private equity, as well as executive experience. He has served as a Senior Advisor to both TPG Capital, L.P. and TPG Growth, as well as Roark Capital Group. Prior to his advisory roles, Mr. Rubel served as Chief Executive Officer and President of Collective Brands, Inc. from 2005 to 2011, including his time as Chairman, Chief Executive Officer, and President of Payless Inc. which saw the acquisition of brands including Sperry Topsider, Saucony, Stride Rite and Keds. From February 1999 to July 2005, he served as the Chairman, Chief Executive Officer and President of Cole Haan. Mr. Rubel has been an executive and director of numerous multi-national retail and consumer branded companies, including Supervalu from 2010 to 2016 and HSNi from 2012 to 2017.

Mr. Rubel earned his B.S. in journalism from Ohio University and holds an M.B.A. from the University of Miami.

An experienced transformational Chairman, CEO and Board member across many categories in the retail and consumer products space, inclusive of food. Mr. Rubel has broad and deep understanding of consumer markets, building leadership teams, and the shifting channels of consumer demand.  He has built multi-unit businesses domestically and internationally and has a clear record of success in turnarounds. His strategic and financial acumen have been used in retail, business to consumer, and in business to business environments.  He has chaired and been a member of Search and Special Acquisition Committees, Compensation, Governance and Audit committees as well.

 Election of David B. Vermylen — Continuing in office — Term expiring 2021

The Nominating and Corporate Governance Committee has recommended, and the Board has nominated, Mr. Vermylen for re-election to the Company’s Board. Certain information about Mr. Vermylen is set forth below.

DAVID B. VERMYLEN has served as a Director since August 2009. Mr. Vermylen has been a Senior Advisor to TreeHouse since July 2011. Mr. Vermylen held the positions of President and Chief Operating Officer for TreeHouse, from January 2005 to July 2011. Prior to joining us, Mr. Vermylen was a principal in TreeHouse, LLC, an entity unrelated to the Company that was formed to pursue investment opportunities in consumer packaged goods businesses. From March 2001 to October 2002, Mr. Vermylen served as President and Chief Executive Officer of Keebler Foods, a division of Kellogg Company. Prior to becoming Chief Executive Officer of Keebler, Mr. Vermylen served as the President of Keebler Brands from January 1996 to February 2001. Mr. Vermylen served as the Chairman, President and Chief Executive Officer of Brother’s Gourmet Coffee, and Vice President of Marketing and Development and later President and Chief Executive Officer of Mother’s Cake and Cookie Co. His prior experience also includes three years with the Fobes Group and 14 years with General Foods Corporation where he served in various marketing positions. In addition to our Board, Mr. Vermylen currently serves on or has previously served on the boards of directors of Aeropostale, Inc., Birds Eye Foods, Inc. and Brownie Brittle LLC. Mr. Vermylen holds a B.A. from Georgetown University and an M.B.A. from New York University.

Mr. Vermylen has a deep understanding of the Company, and he brings insight and knowledge from his executive experience at other companies in the food industry and service on public company boards.

RECOMMENDATION:

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF ALL

DIRECTOR NOMINEES TO SERVE ON THE COMPANY’S BOARD

PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THE ELECTION OF EACH

DIRECTOR NOMINEE UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM (PROPOSAL 2)

Deloitte & Touche LLP audited our financial statements for fiscal year 2017 and has been selected by the Audit Committee of our Board to audit our financial statements for fiscal year 2018. A representative of Deloitte & Touche LLP will attend the Meeting, where he or she will have the opportunity to make a statement, if he or she desires, and will be available to respond to appropriate stockholder questions.

Stockholder ratification of the selection of Deloitte & Touche LLP is not required by our By-laws. However, our Board is submitting the selection of Deloitte & Touche LLP to you for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, our Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm if they determine such a change would be in the best interests of the Company and the Company’s stockholders.

The affirmative vote of a majority of the votes cast is required to approve this Proposal 2.

For information regarding audit and other fees billed by Deloitte & Touche LLP for services rendered in fiscal years 2016 and 2017, see “Fees Billed by Independent Registered Public Accounting Firm” on page 51 in this Proxy Statement.

RECOMMENDATION:

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF OUR INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THE RATIFICATION OF THE

SELECTION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM UNLESS

STOCKHOLDERS SPECIFY A CONTRARY VOTE.

CORPORATE GOVERNANCE

Current Board Members

The members of the Board on the date of this Proxy Statement, and their roles and the committees of the Board on which they serve, are identified below.

Director	Compensation Committee	Audit Committee	Nominating and Corporate Governance Committee
Sam K. Reed	—	—	—
George V. Bayly	—	*	**
Linda K. Massman	*	*	*
Steven Oakland	—	—	—
Dennis F. O’Brien ***	*	—	—
Frank J. O’Connell	—	**	—
Matthew E. Rubel	—	—	—
Ann M. Sardini	**	—	—
Gary D. Smith	—	*	*
David B. Vermylen	—	—	—

*	Member
**	Chairman
***	Lead Independent Director. See “Board Leadership Structure” for a discussion of the transition from a Lead Independent Director to an independent Chairman of the Board, effective July 1, 2018.

Corporate Governance Guidelines and Code of Ethics

We are committed to high standards of business integrity and corporate governance. All of our directors, executives and employees must act ethically and in accordance with our Code of Ethics. All of the Company’s corporate governance materials, including the Corporate Governance Guidelines, committee charters and the Code of Ethics are published on the Company’s website at www.treehousefoods.com in the investor relations information section and are also available upon request from the Corporate Secretary. The Board regularly reviews corporate governance developments and modifies the Company’s corporate governance materials from time to time. We will post any modifications of our corporate governance materials, including our Code of Ethics, on our website.

Director Independence

The NYSE listing rules require that a majority of the Company’s directors be independent. The Board determined that (i) Messrs. Bayly, O’Brien, O’Connell, Rubel and Smith and Ms. Massman and Ms. Sardini have no direct or indirect material relationships with management, and that they satisfy the NYSE’s independence guidelines and are independent and (ii) that Messrs. Oakland, Reed and Vermylen are not independent.

All members of our Audit, Compensation and Nominating and Corporate Governance Committees are independent directors and our Compensation Committee members meet the enhanced independence requirements for Compensation Committee members under the NYSE’s listing standards. The Board has determined that all of the members of our Audit Committee also satisfy the SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries other than their directors’ compensation. The portion of the Corporate Governance Guidelines addressing director independence is attached to this Proxy Statement as Appendix A.

Nomination of Directors

The Board is responsible for approving candidates for Board membership and has delegated the process of screening and recruiting potential director nominees to the Nominating and Corporate Governance Committee in consultation with the Chairman of the Board and Chief Executive Officer. The Nominating and Corporate Governance Committee seeks candidates who have a reputation for integrity, honesty, and adherence to high ethical standards and who have demonstrated business acumen, experience, and an ability to exercise sound judgment in matters that relate to the current and long-term objectives of the Company. The Nominating and Corporate Governance Committee considers diversity as one of a number of factors in identifying nominees for director. The Committee views diversity broadly to include diversity of experience, skills, and viewpoint as well as traditional diversity concepts such as race and gender. When the Nominating and Corporate Governance Committee reviews a candidate for Board membership, the Nominating and Corporate Governance Committee looks specifically at the candidate’s background and qualifications in light of the needs of the Board and the Company at that time, given the then-current composition of the Board. The aim is to assemble a Board that provides a significant breadth of experience, knowledge, and abilities that assist the Board in fulfilling its responsibilities. The current members of the Board hold or have held senior executive positions in large, complex organizations and have operating experience that meets this objective. In these positions, they have gained experience in core management skills, such as strategic and financial planning, public company financial reporting, compliance, risk management, and leadership development. Many of our directors also have experience serving on boards of directors and board committees of other public companies and have an understanding of corporate governance practices and trends. We consider the members of our Board to have a diverse set of business and personal experiences, backgrounds and expertise.

The Nominating and Corporate Governance Committee receives suggestions for new directors from a number of sources, including current Board members and stockholders (see “Stockholder Proposals for 2019 Annual Meeting of Stockholders” for further details). It also may, in its discretion, employ a third-party search firm to assist in identifying candidates for director. Once a potential director candidate has been identified, including through the recommendation of a stockholder in accordance with the procedures set forth in our By-laws, the Nominating and Corporate Governance Committee evaluates the candidate according to the factors described above.

BOARD LEADERSHIP STRUCTURE

Leadership Transition

On March 5, 2018, the Company announced a number of actions resulting in the transition of the Company’s executive leadership from Sam K. Reed to Steven Oakland.  In connection with such transition, Mr. Reed will retire from his position as President and Chief Executive Officer of the Company, effective March 26, 2018, pursuant to his Employment Agreement Amendment (see “Executive Compensation—CEO Transition” for more information).  The Board appointed Mr. Oakland to succeed Mr. Reed as President and Chief Executive Officer of the Company, effective March 26, 2018, and also appointed Mr. Oakland as a member of the Board on March 2, 2018.

Until July 1, 2018, Mr. Reed will continue as Chairman, and Mr. O’Brien will continue to serve as our Lead Independent Director, after which Mr. Reed will retire from the Board and Mr. Smith will commence service as Chairman of the Board. As part of the CEO transition, the Board determined that it would be in the best interest of the Company and its stockholders for Mr. Reed to retain the role of Chairman for an interim period to provide for continuity of board leadership and strategic oversight. During this time of transition, Mr. Reed will serve as a resource to Mr. Oakland, continue to be fully engaged on Board matters and represent the Company as appropriate with external groups and stakeholders.

Board Chairman and CEO Roles

As of the date of this Proxy Statement, Mr. Reed serves as the Company’s Chief Executive Officer and as Chairman of the Board, and Mr. O’Brien serves as Lead Independent Director. In connection with the CEO transition, the Board has determined that the appropriate leadership structure for the Board going forward is to separate the roles of Chairman and CEO, and to appoint an independent Director to serve as Chairman of the Board. Accordingly, the Board has appointed Mr. Gary D. Smith, to serve as Chairman of the Board, effective July 1, 2018, upon the conclusion of Mr. Reed’s tenure as Chairman.

Our Board believes that independent leadership and oversight for the Company is a critical part of maintaining an effective corporate governance program.  Prior to the CEO transition, the roles of Chief Executive Officer and Chairman of the Board were combined, and the Board determined to appoint a Lead Independent Director to coordinate the activities of the non-management Directors and facilitate communications between other members of the Board and the Chairman and CEO. In connection with the CEO transition, our Board has determined to separate the roles of CEO and Chairman to allow our independent Chairman to focus on governance of our Board, Board meeting agenda planning, succession planning, the recruitment of new directors, Board committee responsibilities, investor engagement and outreach on governance matters, and our new CEO to focus his attention on our business and execution of our Company’s strategy. We believe the appointment of an independent Chairman will foster a Board culture of open discussion and deliberation, with thoughtful evaluation of risk to support sound decision-making.

In his capacity as Chairman, Mr. Smith’s duties will entail:

•Conducting and presiding at executive sessions of the Board;

•	Serving as a liaison to and acting as a regular communication channel between the non-employee members of the Board and the Chief Executive Officer of the Company; and
•	Consulting with the Chief Executive Officer about the concerns of the Board.

We do not have a formal policy that requires the Chief Executive Officer and Chairman of the Board roles to be separated, and the Board, in its discretion, may subsequently decide to change our leadership structure.

Our Directors undergo an annual Board self-evaluation to determine whether the Board and its committees are functioning effectively. As part of the self-evaluation process, directors provide feedback evaluating Board effectiveness and committee effectiveness on multiple criteria. The Nominating and Corporate Governance Committee receives comments from all directors and reports annually to the Board with an assessment of the Board’s performance. Each committee also conducts a self-evaluation and reports its assessment of effectiveness to the Board. The assessments are discussed with the full Board each year.

The Board’s Role in Risk Oversight

Together with the Board’s standing committees, the Board is responsible for ensuring that material risks are identified and managed appropriately. The Board and its committees regularly review material operational, financial, compensation and compliance risks with senior management. As part of its responsibilities as set forth in its charter, the Audit Committee is responsible for discussing with management the Company’s policies and guidelines to govern the process by which risk assessment and risk management are undertaken by management, including guidelines and policies to identify the Company’s major financial risk exposures, and the steps management has taken to monitor and control such exposures. For example, our Vice President & Chief Audit Executive reports to the Audit Committee on a regular basis with respect to compliance with our risk management policies. The Audit Committee also performs a central oversight role with respect to financial and compliance risks, and reports on its findings at each regularly scheduled meeting of the Board after meeting with our Vice President & Chief Audit Executive and our independent auditor, Deloitte & Touche LLP. The Compensation Committee considers risk in connection with its design of compensation programs for our executives. The Nominating and Corporate Governance Committee annually reviews the Company’s Corporate Governance Guidelines and their implementation. Each committee regularly reports to the Board.

Meetings of the Board of Directors

The Board met nine (9) times during 2017. Each of the members of the Board participated in over 97% of the meetings of the Board and committees that took place while such person was a member of the Board and the applicable committee. Members of the Board are expected to attend each meeting, as set forth in the Company’s Corporate Governance Guidelines. It is the Board’s policy that all of our directors attend the Annual Meeting of Stockholders, absent exceptional cause. Each of the directors attended the Annual Meeting of Stockholders in 2017. The non-management directors of the Company meet regularly (at least quarterly) in executive sessions of the Board without management present. The Lead Independent Director presides over non-management sessions.

The Board has established standing Audit, Compensation, and Nominating and Corporate Governance Committees. The Board determines the membership of each of these committees from time to time, and only outside, independent directors serve on these committees.

COMMITTEE MEETINGS/ROLE OF COMMITTEES

Audit Committee:    The Audit Committee held eight (8) meetings during 2017. The Audit Committee presently consists of Messrs. Bayly, O’Connell and Smith and Ms. Massman. The Audit Committee operates pursuant to a written charter and is composed entirely of independent directors, in accordance with the NYSE listing standards and SEC rules. In addition, the Board has determined that Messrs. Bayly, O’Connell and Smith and Ms. Massman are each qualified as an audit committee financial expert within the meaning of SEC regulations, and the Board has determined that each of them has accounting and related financial management expertise as required by the listing standards of the NYSE. The Audit Committee reviews and approves the scope and cost of all services, both audit and non-audit, provided by the firm selected to conduct the audit. The Audit Committee also, among other duties, monitors the effectiveness of the audit process and financial reporting and inquiries into the adequacy of financial and operating controls. The report of the Audit Committee is set forth later in this Proxy Statement.

Nominating and Corporate Governance Committee:    The Nominating and Corporate Governance Committee held five (5) meetings in 2017. The Nominating and Corporate Governance Committee presently consists of Messrs. Bayly and Smith and Ms. Massman. The Nominating and Corporate Governance Committee is composed entirely of independent directors and operates pursuant to a written charter. The purposes of the Nominating and Corporate Governance Committee are (i) to identify individuals qualified to become members of the Board, (ii) to recommend to the Board the persons to be nominated for election as directors at any meeting of the stockholders, (iii) in the event of a vacancy on or increase in the size of the Board, to recommend to the Board the persons to be nominated to fill such vacancy or additional Board seat, (iv) to recommend to the Board the persons to be nominated for each committee of the Board, (v) to develop and recommend to the Board a set of corporate governance guidelines applicable to the Company, including the Company’s Code of Ethics, and (vi) to oversee the evaluation of the Board. The Nominating and Corporate Governance Committee will consider nominees who are recommended by stockholders, provided such recommendations are made in accordance with the nominating procedures set forth in the Company’s By-laws. The report of the Nominating and Corporate Governance Committee is set forth later in this Proxy Statement.

Compensation Committee:    The Compensation Committee held nine (9) meetings in 2017. The Compensation Committee presently consists of Mr. O’Brien, Ms. Massman, and Ms. Sardini. The Compensation Committee operates pursuant to a written charter and is composed entirely of independent directors. The Compensation Committee reviews and approves salaries and other matters relating to compensation of the senior officers of the Company, including the administration of the TreeHouse Foods, Inc. Equity and Incentive Plan. The Compensation Committee (i) reviews the design and costs associated with the Company’s general compensation and benefits and policies programs and (ii) recommends the director compensation programs to the Board.  The Company’s tax-qualified retirement and health and welfare plans are administered by the TreeHouse Foods, Inc. Employee Benefits Administrative Committee and TreeHouse Foods, Inc. Employee Benefits Investment Committee as set forth in the applicable plan and program documents.  The report of the Compensation Committee is set forth later in this Proxy Statement.

Role of Compensation Consultants

The Compensation Committee has elected to engage Meridian Compensation Partners, LLC (“Meridian”) as the Compensation Committee’s on-going independent executive compensation consultant (“Independent Consultant”). Meridian does not provide consulting services to the Company other than the services provided directly to the Compensation Committee. Meridian provides a review of the competitiveness and appropriateness of all elements of compensation for the Chief Executive Officer, Chief Financial Officer and the three most highly compensated executive officers of the Company other than the Chief Executive Officer and Chief Financial Officer (collectively, the “Named Executive Officers” or “NEOs”) and advice on new and existing executive compensation programs and other related matters.

At the Compensation Committee’s direction, management provides all executive compensation materials to the independent consultant and discusses all such materials and recommendations with the independent consultant. The independent consultant considers the information and provides independent data to the Compensation Committee to facilitate its decision-making process. The independent consultant regularly meets with the Compensation Committee in executive sessions without members of management present.

The Compensation Committee has reviewed the independence of Meridian in light of SEC rules and NYSE listing standards regarding compensation consultants and has concluded that Meridian’s work for the Compensation Committee does not raise any conflict of interest.

STOCK OWNERSHIP

Holdings of Management

The executive officers and directors of the Company own shares, and exercisable rights to acquire shares, representing an aggregate of 2,046,702 shares of Common Stock or approximately 3.6% of the 56,406,151 outstanding shares of Common Stock as of February 26, 2018 (see “Security Ownership of Certain Beneficial Owners and Management”). Such officers and directors have indicated an intention to vote in favor of each Proposal.

Our anti-hedging policy is disclosed on our website under “Investor Relations”, “Governance Documents” and “Insider Trading Policy.” The Insider Trading Policy makes it clear that Section 16 persons (TreeHouse Foods, Inc. executive officers and Board of Directors) may not engage in short sales and “may not engage in transactions in publicly traded options on Company securities (such as puts, calls and other derivative securities) on an exchange or in any other organized market.” We also prohibit holding Company stock in a margin account or pledging Company securities as collateral for a loan.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of the close of business on February 26, 2018, certain information with respect to the beneficial ownership of common stock beneficially owned by (i) each director of the Company, (ii) the NEOs, (iii) all executive officers and directors as a group and (iv) each stockholder who is known to the Company to be the beneficial owner, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of more than five percent (5%) of the outstanding Common Stock. Each of the persons listed below has sole voting and investment power with respect to such shares, unless otherwise indicated. The address of the directors and officers listed below is c/o TreeHouse Foods, Inc., 2021 Spring Road, Suite 600, Oak Brook, Illinois 60523. The percentage calculations set forth in the table below are based on the number of shares of stock outstanding as of February 26, 2018, rather than the percentages set forth in the stockholders’ filings with the SEC.

Name of Beneficial Owner	Common Stock Beneficially Owned (#)		Percent of Class (1) (%)
Directors and Named Executive Officers:
Sam K. Reed	1,120,175	(2)	2.0%
Steven Oakland	—		*
George V. Bayly	23,820	(3)	*
Linda K. Massman	3,870	(4)	*
Dennis F. O’Brien	19,520	(5)	*
Frank J. O’Connell	22,120	(6)	*
Matthew E. Rubel	—		*
Ann M. Sardini	13,480	(7)	*
Gary D. Smith	25,620	(8)	*
David B. Vermylen	229,221	(9)	*
Matthew J. Foulston	12,384	(10)	*
Thomas E. O’Neill	263,896	(11)	*
Erik T. Kahler	96,504	(12)	*
Lori G. Roberts	14,997	(13)	*
Maurice Alkemade	—		*
Dennis F. Riordan	201,095	(14)	*
All directors and executive officers as a group (16 persons)	2,046,702		3.6%
5% Beneficial Stockholders:
T. Rowe Price Associates, Inc. and T. Rowe Price Mid-Cap Growth Fund, Inc.	8,419,096	(15)	14.9%
The Vanguard Group	4,769,500	(16)	8.5%
BlackRock, Inc.	4,549,595	(17)	8.1%
FMR, LLC	4,539,428	(18)	8.0%
Levin Capital Strategies, LP	4,179,869	(19)	7.4%
Champlain Investment Partners, LLC	3,135,190	(20)	5.6%

Except as otherwise noted, the directors and executive officers, and all directors and executive officers as a group, have sole voting power and sole investment power over the shares listed.

(1)	An asterisk indicates that the percentage of Common Stock projected to be beneficially owned by the named individual does not exceed one percent of our Common Stock outstanding at February 26, 2018.

(2)

Includes 445,047 shares of Common Stock issuable under options currently exercisable, or becoming exercisable, within 60 days of February 26, 2018, 6,244 restricted stock units vesting within 60 days of February 26, 2018, and 599,217 shares jointly held in family trusts. This amount also includes 69,667 shares directly held.

(3)

Includes 2,230 shares directly held, 2,040 restricted stock units vesting within 60 days of February 26, 2018, and 19,550 vested restricted stock units, deferred until termination of service from the Board.

(4)	Includes 1,830 shares directly held and 2,040 restricted stock units vesting within 60 days of February 26, 2018.
(5)

Includes 9,960 shares directly held, 2,040 restricted stock units vesting within 60 days of February 26, 2018, and 7,520 vested restricted stock units, deferred until termination of service from the Board.

(6)

Includes 2,800 shares directly held, 2,040 restricted stock units vesting within 60 days of February 26, 2018, and 17,280 vested restricted stock units, deferred until termination of service from the Board.

(7)

Includes 7,740 shares directly held, 2,040 restricted stock units vesting within 60 days of February 26, 2018, and 3,700 vested restricted stock units, deferred until termination of service from the Board.

(8)

Includes 2,000 shares directly held, 2,040 restricted stock units vesting within 60 days of February 26, 2018, and 21,580 vested restricted stock units, deferred until termination of service from the Board.

(9)

Includes 71,350 shares of Common Stock issuable under options currently exercisable, or becoming exercisable, within 60 days of February 26, 2018, 2,040 restricted stock units vesting within 60 days of February 26, 2018, and 11,570 vested restricted stock units, deferred until termination of service from the Board, and 113,671 shares jointly held in family trusts. This amount also includes 30,590 shares directly held.

(10)

Includes 10,904 shares of Common Stock issuable under options currently exercisable, or becoming exercisable, within 60 days of February 26, 2018 and 1,480 restricted stock units vesting within 60 days of February 26, 2018.

(11)

Includes 130,310 shares of Common Stock issuable under options currently exercisable, or becoming exercisable, within 60 days of February 26, 2018, 1,207 restricted stock units vesting within 60 days of February 26, 2018, and 132,379 shares directly held.

(12)

Includes 69,294 shares of Common Stock issuable under options currently exercisable, or becoming exercisable, within 60 days of February 26, 2018, 657 restricted stock units vesting within 60 days of February 26, 2018, and 26,553 shares directly held.

(13)

Includes 12,784 shares of Common Stock issuable under options currently exercisable, or becoming exercisable, within 60 days of February 26, 2018, 937 restricted stock units vesting within 60 days of February 26, 2018, and 1,276 shares directly held.

(14)

Includes 133,868 shares of Common Stock issuable under options currently exercisable, or becoming exercisable, within 60 days of February 26, 2018, 1,644 restricted stock units vesting within 60 days of February 26, 2018, and 65,583 shares directly held.

(15)

We have been informed pursuant to the Schedule 13G/A filed with the SEC on February 14, 2018 by T. Rowe Price Associates, Inc. and T. Rowe Price Mid-Cap Growth Fund, Inc. that (i) T. Rowe Price Associates, Inc. beneficially owns 8,419,096 shares of our Common Stock; (ii) T. Rowe Price Associates, Inc. has (A) sole voting power as to 2,601,576 shares, (B) no shared voting power, (C) sole dispositive power as to 8,419,096 shares, and (D) no shared dispositive power; (iii) T. Rowe Price Mid-Cap Growth Fund, Inc. is the beneficial owner of 3,500,000 shares of our Common Stock; and (iv) T. Rowe Price Mid-Cap Growth Fund, Inc.  has (A) sole voting power as to 3,500,000 shares, (B) no shared voting power, (C) no sole dispositive power and (D) no shared dispositive power. The principal business address of each of T. Rowe Price Associates, Inc. and T. Rowe Price Mid-Cap Growth Fund, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(16)

We have been informed pursuant to the Schedule 13G/A filed with the SEC on February 9, 2018 by The Vanguard Group (“Vanguard”) that (i) Vanguard is the beneficial owner of 4,769,500 shares of our Common Stock; (ii) Vanguard has (A) sole voting power as to 31,118 shares, (B) shared voting power as to 9,102 shares, (C) sole dispositive power as to 4,734,305 shares and (D) shared dispositive power as to 35,195 shares. The principal address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(17)

We have been informed pursuant to the Schedule 13G/A filed with the SEC on January 23, 2018 by BlackRock, Inc. that (i) BlackRock, Inc. beneficially owns 4,549,595 shares of our Common Stock; and (ii) BlackRock, Inc. has (A) sole voting power as to 4,339,299 shares, (B) no shared voting power, (C) sole dispositive power as to 4,549,595 shares, and (D) no shared dispositive power. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(18)

We have been informed pursuant to the Schedule 13G/A filed with the SEC on February 13, 2018 by FMR LLC (“FMR”) that (i) FMR is the beneficial owner of 4,539,428 shares of our Common Stock; (ii) FMR has (A) sole voting power as to 419,110 shares, (B) no shared voting power, (C) sole dispositive power as to 4,539,428 shares and (D) no shared dispositive power. The principal address of FMR is 245 Summer Street, Boston, MA 02210.

(19)

We have been informed pursuant to the Schedule 13G filed with the SEC on February 9, 2018 by Levin Capital Strategies LP (“LCS”) that (i) LCS is the beneficial owner of 4,179,869 shares of our Common Stock; (ii) LCS has (A) no sole voting power, (B) shared voting power as to 3,522,678 shares, (C) no sole dispositive power and (D) shared dispositive power as to 4,179,869 shares. The principal address of LCS is 595 Madison Ave, New York, NY 10022.

(20)

We have been informed pursuant to the Schedule 13G/A filed with the SEC on February 13, 2018 by Champlain Investment Partners, LLC (“Champlain”) that (i) Champlain is the beneficial owner of 3,135,190 shares of our Common Stock; (ii) Champlain has (A) sole voting power as to 2,542,490 shares, (B) no shared voting power, (C) sole dispositive power as to 3,135,190 shares and (D) no shared dispositive power. The principal address of Champlain is 180 Battery Street, Burlington, Vermont 05401.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities (collectively, the “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC and to furnish the Company with copies of these reports.  Based on the Company’s review of the copies of these reports received by it, and written representations, if any, received from Reporting Persons with respect to such filings, and except as noted above, we believe that all of our directors and executive officers complied with the reporting requirements of Section 16(a) of the Exchange Act during 2017.

DIRECTORS AND MANAGEMENT

Directors and Executive Officers

The following table sets forth the names and ages of the Company’s directors and executive officers. In addition, biographies of the Company’s directors and officers are also provided below, with the exception of Mr. Oakland, Mr. O’Connell, Mr. Rubel, and Mr. Vermylen, whose biographies are set forth in “Proposal 1 — Election of Directors” in this Proxy Statement.

Name	Age	Position
Steven Oakland	56(a)	Chief Executive Officer
Sam K. Reed	71(c)	Chairman of the Board
George V. Bayly	75(b)	Director
Linda K. Massman	51(b)	Director
Dennis F. O’Brien	60(c)	Director
Frank J. O’Connell	74(a)	Director
Matthew E. Rubel	60(a)	Director
Ann M. Sardini	68(c)	Director
Gary D. Smith	75(b)	Director
David B. Vermylen	67(a)	Director, Senior Advisor, and Former President and Chief Operating Officer
Matthew J. Foulston	53	Executive Vice President and Chief Financial Officer
Thomas E. O’Neill	63	Executive Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary
Erik T. Kahler	52	Senior Vice President, Corporate Development
Lori G. Roberts	57	Senior Vice President, Human Resources
Maurice “Moe” Alkemade	50	Senior Vice President and Chief Strategy Officer

(a)	Messrs. Oakland, O’Connell, Rubel, and Vermylen comprise a class of directors who are nominated for re-election at the Meeting.
(b)	Messrs. Bayly and Smith and Ms. Massman comprise a class of directors whose terms expire in 2019.
(c)	Messrs. O’Brien and Reed and Ms. Sardini comprise a class of directors whose terms expire in 2020.

Current Directors

GEORGE V. BAYLY has served as a Director since June 2005. Mr. Bayly currently serves as principal of Whitehall Investors, LLC, a consulting and venture capital firm, having served in that role since August 2008. Mr. Bayly served as Chairman and Chief Executive Officer of Altivity Packaging LLC, a maker of consumer packaging products and services, from September 2006 to March 2008. He also served as CEO and Co-Chairman of U.S. Can Corporation from 2003 to 2006 and Chief Executive Officer in 2005. In addition, from January 1991 to December 2002, Mr. Bayly served as Chairman, President and Chief Executive Officer of Ivex Packaging Corporation. From 1987 to 1991, Mr. Bayly served as Chairman, President and Chief Executive Officer of Olympic Packaging, Inc. Mr. Bayly also held various management positions with Packaging Corporation of America from 1973 to 1987. Prior to joining Packaging Corporation of America, Mr. Bayly served as a Lieutenant Commander in the United States Navy. In addition to our Board, Mr. Bayly currently serves on the board of directors of ACCO Brands Corporation, Multi-Packaging Solutions Limited and Miami University’s Farmel School of Business and is a member of a five-person roundtable at Madison Dearborn Partners. Mr. Bayly formerly served on the boards of directors of Huhtamaki Oyj, General Binding Corporation, Packaging Dynamics, Inc., U.S. Can Corporation, Ryt-Way Industries, Inc., Altivity Packaging LLC and Graphic Packaging Holding Company. Mr. Bayly holds a B.S. from Miami University and an M.B.A from Northwestern University. Mr. Bayly is a member of the Audit and Nominating and Corporate Governance Committees of our Board.

As a former executive of numerous large companies and a principal of a consulting and venture capital firm, Mr. Bayly has a broad understanding of the operational, financial and strategic issues facing public and private companies.

LINDA K. MASSMAN was elected to the TreeHouse Board of Directors on July 28, 2016. Ms. Massman serves as the President and Chief Executive Officer of Clearwater Paper Corporation where she has been in position since 2013. Previously, Ms. Massman served as the company’s President and Chief Operating Officer from 2011 to 2013. Prior to that, Ms. Massman served as the company’s Chief Financial Officer from 2008 to 2011. Before joining Clearwater Paper, Ms. Massman served as group vice president of finance and corporate planning for SUPERVALU Inc., following its acquisition of Albertson’s Inc, where she served in a similar capacity. Prior to that, Ms. Massman was a business strategy consultant for Accenture. Ms. Massman serves on the Board of Directors of Clearwater Paper Corporation and Black Hills Corporation. In 2016, she was elected as the first vice chairwoman for the American Forest & Paper Association. She earned her Bachelor of Business Administration in finance from the University of North Dakota and holds an M.B.A. from Harvard Business School. Ms. Massman is a member of the Audit, Compensation and Nominating and Corporate Governance Committees of our Board of Directors.

Ms. Massman’s experience as a CEO, COO and CFO of a company with extensive private label offerings in paper products provides the Board with an experience-based understanding of key private label customers. In addition, Ms. Massman’s experience in corporate planning, capital structure optimization and transactional structuring provides great benefit to the Board and Company as it considers acquisitions and business integration.

DENNIS F. O’BRIEN has served as a Director since August 2009. Mr. O’Brien is a partner of Gryphon Investors, Inc., a private equity firm, a position he has held since April 2008. Prior to joining Gryphon, Mr. O’Brien was the Chief Executive Officer of Penta Water Company, Inc., a maker of bottled water, from April 2007 to April 2008. On October 5, 2009, Penta Water Company, Inc. filed for bankruptcy under Chapter 11. Mr. O’Brien held a series of executive positions with ConAgra Foods, Inc., including President and Chief Operating Officer, Retail Products from 2004 to 2006, President and Chief Operating Officer, Grocery Foods from 2002 through 2004, Executive Vice President, Grocery Foods from 2001 to 2002 and President, ConAgra Store Brands from 2000 through 2001. In addition, Mr. O’Brien previously held executive and marketing positions at Armstrong World Industries, Campbell’s Soup Company, Nestle S.A. and Procter & Gamble. Mr. O’Brien holds a B.S. in marketing from the University of Connecticut. Mr. O’Brien previously sat on the audit committee of Senomyx, Inc. Mr. O’Brien is our Lead Independent Director and a member of the Compensation Committee of our Board.

Mr. O’Brien provides insight and perspective on strategic, marketing and food industry matters stemming in part from his significant food industry experience.

 SAM K. REED is the Chairman of our Board. Mr. Reed has served as our Chairman and Chief Executive Officer since January 27, 2005 and as President from July 1, 2011 until August 4, 2016.  Mr. Reed will retire from his position as Chief Executive Officer and President, effective March 26, 2018, and as Chairman of the Board, effective July 1, 2018. Prior to joining us, Mr. Reed was a principal in TreeHouse LLC, an entity unrelated to the Company that was formed to pursue investment opportunities in consumer packaged goods businesses. From March 2001 to April 2002, Mr. Reed served as Vice Chairman of Kellogg Company. From January 1996 to March 2001, Mr. Reed served as the President and Chief Executive Officer, and as a director of Keebler Foods Company. Prior to joining Keebler, Mr. Reed served as Chief Executive Officer of Specialty Foods Corporation’s (unrelated to Dean Foods, as defined below) Western Bakery Group division from 1994 to 1995. Mr. Reed has also served as President and Chief Executive Officer of Mother’s Cake and Cookie Co. and has held Executive Vice President positions at Wyndham Bakery Products and Murray Bakery Products. In addition to our Board, Mr. Reed has previously served on the boards of directors of Weight Watchers International, Inc. and Tractor Supply Company. Mr. Reed holds a B.A. from Rice University and an M.B.A. from Stanford University.

We believe that as our Chairman and during his tenure as Chief Executive Officer, Mr. Reed led a transformation of the Company focused on increasing value for customers and stockholders. With Mr. Reed’s broad experience and deep understanding of the Company and the food industry, and as our former Chief Executive Officer, he provides leadership and industry experience to the Board and to the Company.

ANN M. SARDINI has served as a Director since May 2008. Ms. Sardini is currently an independent advisor and consultant to early and mid-stage companies and private equity firms through In Progress Advisors, which she founded in 2013 to provide client companies with strategic and practical guidance in crafting successful growth, M&A, capital structuring and exit strategies.  From April 2001 to June 2012, Ms. Sardini served as the Chief Financial Officer of Weight Watchers International, Inc. From September 1999 to December 2001, she served as Chief Financial Officer of Vitamin Shoppe.com, Inc., a seller of vitamins and nutritional supplements, and from March 1995 to August 1999, she served as Executive Vice President and Chief Financial Officer for the Children’s Television Workshop. In addition, Ms. Sardini previously held finance positions at QVC, Inc., Chris Craft Industries, and the National Broadcasting Company. In addition to our Board, Ms. Sardini currently serves on the board of directors, and chairs the audit committee, of Pier 1 Imports, Inc. (NYSE: PIR), a home goods retailer, and serves as chairperson of the board and of the Audit Committee of Ideal Protein, a subscription-based weight-loss company for doctors’ offices. Ms. Sardini also currently serves on the advisory boards of To The Market, PetTrax, and EverPlans. Previously, Ms. Sardini served on the boards of directors for Promise Project Fund for the City of New York, Weight Watchers Danone China Ltd., and Veneca Inc., and on the advisory board of Learnvest.com. Ms. Sardini holds a B.A. from Boston College and an M.B.A from Simmons College Graduate School of Management. Ms. Sardini is the Chairperson of the Compensation Committee of our Board.

Ms. Sardini is a seasoned financial expert and transformation leader with over 20 years of experience in senior financial management positions in branded media and consumer products and services companies, ranging in scope from multi-national to early stage start-up companies. She currently consults with companies and investors on business, strategic and operational matters. She provides independent guidance to the Board on a wide variety of general corporate and strategic matters based on her extensive executive experience, her financial experience as chief financial officer of a public company, and her broad operating business background. She brings to the Board deep operational experience in the drivers of consumer behavior and evolving trends to the formulation of achievable growth objectives and executional strategies.

GARY D. SMITH has served as a Director since June 2005. Mr. Smith is Chairman of Encore Associates, Inc., a consulting firm specializing in serving the national food and retail goods sectors, a position he has held since January 2001. Since 2005, he has been a Founding Managing Director of Encore Consumer Capital. From April 1995 to December 2004, Mr. Smith served as Senior Vice President — Marketing of Safeway Inc. In addition, Mr. Smith held various management positions at Safeway Inc. from 1961 to 1995. In addition to our Board, Mr. Smith currently serves on or has previously served on the boards of directors of AgriWise, Inc., Altierre Corporation, Philly’s Famous Water Ice, Inc., the Winery Exchange, Inc., FreshKO Produce Services, Inc., Aidell’s Sausage Company, Inc., Mesa Foods, Inc., Brownie Brittle, LLC, Fantasy Cookie Company, Pint Size Distribution Co., Slingshot Power, and Pure Red, LLC.

Mr. Smith is an experienced business leader with skills that make him a valuable asset in his role as a member of the Audit and Nominating and Corporate Governance Committees of our Board. Mr. Smith’s deep understanding of the grocery channel and experience as an acquirer and investor in businesses adds significantly to acquisitions and customer insight.

Executive Officers

Matthew J. Foulston is our Executive Vice President and Chief Financial Officer. Mr. Foulston joined TreeHouse in December 2016. Prior to joining TreeHouse, Mr. Foulston was the Chief Financial Officer at Compass Minerals International Inc. from December 2014 to December 2016. During his tenure at Compass he was responsible for accounting, financial planning and reporting, tax, internal audit, capital investment management and investor relations. Additionally, he was a board member of Produquimica S.A. Prior to joining Compass Minerals, Mr. Foulston was Senior Vice President of Operations and Corporate Finance at Navistar International and Vice President and Chief Financial Officer at Navistar Truck. He previously held senior leadership positions at Mazda North America and Ford Motor Company in Germany, the United Kingdom and the United States. Mr. Foulston earned his Bachelor of Science degree with honors in Economics from Loughborough University in Leicestershire, United Kingdom.

Thomas E. O’Neill is our Executive Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary. From January 27, 2005 to July 1, 2011, Mr. O’Neill was Senior Vice President, General Counsel, Chief Administrative Officer, and Corporate Secretary of the Company. Prior to joining us, Mr. O’Neill was a principal in TreeHouse, LLC, an entity unrelated to the Company that was formed to pursue investment opportunities in consumer packaged goods businesses. From February 2000 to March 2001, he served as Senior Vice President, Secretary and General Counsel of Keebler Foods Company. He previously served at Keebler as Vice President, Secretary and General Counsel from December 1996 to February 2000. Prior to joining Keebler, Mr. O’Neill served as Vice President and Division Counsel for the Worldwide Beverage Division of the Quaker Oats Company from December 1994 to December 1996; Vice President and Division Counsel of the Gatorade Worldwide Division of the Quaker Oats Company from 1991 to 1994; and Corporate Counsel at Quaker Oats from 1985 to 1991. Prior to joining Quaker Oats, Mr. O’Neill was an attorney at Winston & Strawn LLP. In 1991, Mr. O’Neill completed the Program for Management Development at Harvard Business School. Mr. O’Neill holds a B.A. and J.D. from the University of Notre Dame.

Lori G. Roberts is our Senior Vice President of Human Resources. Lori joined TreeHouse in January 2015. Prior to joining TreeHouse, Ms. Roberts was Vice President and Chief Human Resources Officer at TMK Ipsco, Inc. from May 2010 to March 2013. From February 2007 to December 2009, Ms. Roberts was Vice President Human Resources at Claymore Group, Inc. Ms. Roberts was not employed between March 2013 and December 2014. She previously held senior level human resources roles at Pliant Corporation, Wallace Computer Services, Inc. and Cummins Inc. Ms. Roberts holds a B.S. and an M.A. from Indiana University.

Maurice “Moe” Alkemade is our Senior Vice President and Chief Strategy Officer.  Prior to joining TreeHouse, Mr. Alkemade was at Walgreens from 2009 where he was most recently Group Vice President of their Grocery, Beverage, Household and Seasonal Divisions.  Prior to that role, Mr. Alkemade was Group Vice President of Walgreens’ Owned Brand and Global Sourcing Division.  From 1994 to 2009, Mr. Alkemade was at Kraft Foods, where he held various senior leadership positions in finance, insights, sales and general management.  Mr. Alkemade has worked in Canada, U.S. and Asia.  Mr. Alkemade graduated from Ryerson University in Toronto, Canada with a B.A. in Business Administration and Economics.

Erik T. Kahler is our Senior Vice President, Corporate Development. Prior to joining TreeHouse, Mr. Kahler served as Managing Director of Dresdner Kleinwort Securities, LLC, a full service global investment bank for public and private companies, from May 2004 to October 2006. From November 1997 to July 2003, Mr. Kahler held senior investment banking leadership roles at Citigroup, Inc., as Director — Mergers and Acquisitions Citigroup Global Markets Holdings Inc. and at Wasserstein Perella & Company, Inc., where he was Vice President — Mergers and Acquisitions. Prior to joining Wasserstein Perella, Mr. Kahler worked for Ernst & Young and CIBC in various financial advisory roles. Mr. Kahler holds a B.A. from Colorado College and an M.B.A. from J.L. Kellogg Graduate School of Management at Northwestern University.

Compensation Risk Assessment

Senior human resource executives of the Company and the Compensation Committee Independent Consultant have conducted a risk assessment of our employee compensation programs, including our executive compensation programs. The Compensation Committee and its Independent Consultant reviewed and discussed the findings of the assessment and concluded that our employee compensation programs are designed with the appropriate balance of risk and reward in relation to our Company’s overall business strategy and do not incentivize executives or other employees to take unnecessary or excessive risks. As a result, we believe that risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. In its discussions, the Compensation Committee considered the attributes of our programs in 2017, including:

•	The appropriate compensation mix between fixed (base salary) and variable (annual and long-term incentive (“LTI”)) pay opportunities;
•	The assessment of fixed, variable, and total direct compensation pay opportunities with market data and market practices for the NEOs;
•	The alignment of annual and LTI award objectives to ensure that both types of awards encourage consistent behaviors and sustainable performance results;
•	Performance metrics that are tied to key Company measures of short and long-term performance;
•	The alignment of the timing of the achievement and realization of income from annual and LTI performance and payouts from these plans;

•	Stretch yet achievable performance targets in the annual and LTI plans; and
•	The mix of LTI vehicles that encourage value creation, retention, and stock price appreciation.

COMPENSATION DISCUSSION AND ANALYSIS

This section provides information regarding the compensation program in place for our NEOs, as identified below, in fiscal year 2017. This section also includes information regarding, among other things, the overall objectives of our compensation program and detail each element of compensation that we provide.

Name	Position
Sam K. Reed	Chairman of the Board, Former President and Chief Executive Officer *
Matthew J. Foulston	Executive Vice President and Chief Financial Officer
Thomas E. O’Neill	Executive Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary
Erik T. Kahler	Senior Vice President, Corporate Development
Lori G. Roberts	Senior Vice President, Human Resources
Maurice Alkemade	Senior Vice President, Strategy
Dennis F. Riordan	Former President
Robert B. Aiken	Former President

*   As previously disclosed, Mr. Reed will retire from his position as President and Chief Executive Officer, effective March 26, 2018, and the Board appointed Steven Oakland to serve as his successor. For additional information regarding the transition, please see the summary set forth below under the heading, “CEO Transition.”

Objectives of Our Compensation Program

The compensation philosophy, goals and objectives for our executive compensation programs are:

•	To attract, motivate and retain superior leadership for the Company;
•	To closely align NEO compensation to performance goals with particular emphasis on growth and operations through attractive annual incentive opportunities based on stretch targets;
•	To support business strategies, plans and initiatives that impact superior long-term value for stockholders;
•	To link pay to performance by providing a significant majority of NEOs’ total compensation opportunity in variable or “pay at risk” compensation programs (annual and LTI plans); and
•	To align our NEOs’ financial interests with those of our stockholders by delivering a substantial portion of their total compensation in the form of equity awards and other LTI vehicles.

Our Compensation Aligns to Business Results

Our Compensation Committee is committed to the principle of aligning actual compensation received by our executives to the business results of the Company. Our performance goals require significant effort to obtain target and we hold our executives accountable to those objectives. Our Compensation Committee has never exercised discretion in determining final payouts of incentives. As seen in the chart below, over five years, our annual cash incentive payouts have varied widely from year-to-year, depending upon the Company’s performance against its operating net income(1) and annual operating cash flow(2) targets (as described in the “Components of Compensation” section).

(1)	“Operating net income” is reported as “adjusted net income” in our fiscal year 2017 Form 10-K.
(2)	“Cash flow” represents the change in net debt (change in total debt less change in cash on hand) excluding the impact of financing acquisitions.

In addition to the annual incentive plan, the Compensation Committee provides a portion of long-term incentive compensation to senior executives in the form of Performance Units or Cash Long-Term Incentive Plan awards. These LTI awards were first granted in 2008 and are paid on the 3rd anniversary of the grant date. Awards granted in 2009 through 2011 were in the form of cash, with all other years being Performance Units. The following chart shows the variability of the amounts earned associated with these LTI awards over the past five years, each year representing the culmination of the two and a half year performance cycle.  For the 2017 grant, the grant date was moved to a March 31st grant date and covers a three-year performance cycle.

While the Compensation Committee targets a specific level of total compensation to each NEO based on competitive pay practices and their individual skill and experience, the actual compensation received by each executive is determined by the financial performance of the Company.

Compensation Principles

Below we highlight certain executive compensation practices that we consider instrumental in driving Company performance while mitigating risk, as well as practices that we avoid because we do not believe they would serve the interest of the shareholders.

WHAT WE DO	WHAT WE DO NOT DO
✓Maintain a pay mix that is primarily performance-based.

×Backdate stock options.

×Reprice stock options without shareholder approval.

×Permit hedging transactions or short sales by executives or directors.

×Permit pledging or holding company stock in a margin account by executives or directors.

×Maintain excise tax gross-up provisions for executives.

×Allow a “poison pill” take-over defense plan.

✓Use quantitative metrics for the Annual and Long Term Incentive Plans that are well correlated with shareholder returns (see “Components of Compensation” section).
✓Maintain stock ownership and holding guidelines for executive officers.
✓Require double trigger vesting for cash severance payments in the executive severance policy.
✓Retain an independent compensation consultant engaged by, and reporting directly to, the Compensation Committee. ✓Hold Compensation Committee executive sessions without management present.
✓Maintain an incentive recoupment, or “claw back” policy.
✓Allow stockholders the right to call special meetings via majority voting.

Summary of 2017 Executive Compensation Program

The following table provides an overview of TreeHouse compensation programs granted in 2017 and program objectives for our NEOs.

Pay Element	Descriptions	Program Objectives
Annual Cash Compensation
Base Salary	Fixed cash compensation based on size and scope of individual’s role and level of performance	•Retain & attract talented executives •Motivate individual contribution
Annual Incentive Plan	Annual incentive awards based on a percent of base salary, are payable in cash, payouts range from 0%-200% of target, dependent upon Company performance	•Motivates achievement of operating goals •Encourage collaboration across teams and business units
Long Term Incentive Compensation
Stock Options	Equity awards that vest annually in three approximately equal tranches, beginning one year from grant date; represented 37.5% of grant value for NEOs in 2017	•Drive long-term share price appreciation •Motivate and reward executives around performance achievement aligned with increased stock ownership & alignment with stockholders
Performance Units	Performance-based, overlapping 3 year performance cycle, running from 1/1/17 - 12/31/19; represented 37.5% of grant value for NEOs in 2017[1]	•Retain talented executives •Drive long-term performance on strategic profitability goals
Restricted Stock Units	Time-based equity awards that vest annually in three approximately equal tranches, beginning one year from grant date; represented 25% of grant value for NEOs in 2017	•Retain talented executives •Increase stock ownership & alignment with stockholders

1 Beginning in 2017, we moved to a Q1 grant of Performance Units with a full 3-year target.  2016 was the last year where the performance target consisted of one half-year target and two full-year targets.

Total Compensation Pay Mix and Pay-for-Performance

We believe our key stakeholders, including stockholders and employees, are best served by having our executives focused and rewarded based on the long-term results of the Company. In addition, it is important that a significant portion of NEO pay be tied to incentive compensation to reinforce our pay-for-performance compensation philosophy.

For 2017, 44%-69% of NEO target total compensation opportunity is attributed to LTI. In addition, NEOs received 17%-25% of their total compensation opportunity in the form of the annual incentive award. In total, approximately 79% of NEOs’ total direct compensation opportunity, on average, is delivered in the form of incentive compensation, which supports our pay-for-performance compensation philosophy.

Compensation Pay Mix of NEOs in 2017 (Opportunity at Target)

Executives	% Base Salary	% Annual Incentive	% Long-Term Incentive
Sam K. Reed	14%	17%	69%
Matthew J. Foulston	24%	21%	55%
Thomas E. O’Neill	26%	23%	51%
Erik T. Kahler	32%	24%	44%
Lori G. Roberts	32%	24%	44%
Maurice Alkemade	32%	24%	44%
Dennis F. Riordan	25%	25%	50%
Robert B. Aiken	25%	25%	50%

The Compensation Committee works with the Committee’s compensation consultant, Meridian to review the compensation programs to ensure competitiveness.  Pay programs are assessed using a peer group to benchmark pay against similarly sized companies using a compensation comparator group (the “Compensation Comparator Group”). This comparator group includes companies with whom we compete for our management talent. We use benchmark data as one of the many factors to determine the competitive positioning of each executive. The Compensation Committee does not target a specific percentile of market but rather reviews both 50th and 75th percentile competitive levels and determines each named executive officer’s pay levels based upon a number of factors including: performance, experience, skills, the nature of their role within TreeHouse and competitive benchmark information. These companies consist of competitors in one or more of our product categories and other similar companies in the private label and general food and beverage industry and form TreeHouse’s Compensation Comparator Group.

The 2017 Compensation Comparator Group is as follows:

Company	2016 Annual Revenues ($)	March 2016 Market Capitalization ($)	Total CEO Compensation ($)
	(In millions)
General Mills, Inc.	16,563.1	37,655.3	8.5
Kellogg Company	13,014.0	26,963.7	8.9
Hormel Foods Corporation	9,523.2	22,913.7	7.3
Campbell Soup Company	7,961.0	19,720.5	8.3
Pilgrim's Pride Corporation	7,931.1	6,472.2	3.7
The J. M. Smucker Company	7,811.2	15,539.3	5.8
The Hershey Company	7,440.2	19,939.3	7.6
Ingredion Incorporated	5,704.0	7,676.8	8.4
Post Holdings, Inc.	5,026.8	4,407.8	6.6
McCormick & Company, Incorporated	4,411.5	12,624.4	3.5
The WhiteWave Foods Company	4,198.1	7,187.6	8.1
Flowers Foods, Inc.	3,926.9	3,919.0	4.6
Cott Corporation	3,235.9	2,214.2	4.9
Pinnacle Foods Inc.	3,127.9	5,210.9	5.0
The Hain Celestial Group, Inc.	2,885.4	4,217.9	15.4
Sanderson Farms, Inc.	2,816.1	2,035.8	6.8
PEER GROUP MEDIAN	5,365.4	7,432.2	7.0
PEER GROUP AVERAGE	6,598.5	12,418.7	7.1
TREEHOUSE FOODS INC	6,175.1	4,892.8	8.1

In addition to the Compensation Comparator Group, Meridian provides survey data for other companies of similar size to the Company from both general industry and the packaged foods sector. We believe that this additional information broadens our awareness of the practices of companies with whom we compete for management talent. Meridian then uses a combination of these sources to help us determine appropriate salary levels, annual incentive target percentages and metrics used in the annual incentive plan, and appropriate LTI plan design, including grant values for our Named Executive Officers. The Compensation Committee also considers recommendations from the Company’s Chief Executive Officer regarding salary, annual incentive and LTI awards for senior executives other than the Chief Executive Officer.

Role of 2017 Advisory Approval of Executive Compensation in the Compensation Setting Process

The Compensation Committee reviewed the results of the 2017 stockholder advisory approval of NEO compensation and incorporated the results as one of many factors considered in connection with the discharge of its responsibilities. A substantial majority of our stockholders at the 2017 Annual Meeting approved the compensation program described in our 2017 proxy statement. The Compensation Committee did not implement any material changes to our executive compensation program as a direct result of the 2017 stockholder advisory approval of NEO compensation.

Components of Compensation

There are three primary components to our management compensation program: base salary, annual cash incentive and long term incentive compensation. The Compensation Committee sets total compensation of each individual executive based on their unique skills, experience and performance. We seek to have each of the pay components at levels that are competitive with our Compensation Comparator Group. The Company continues to assess the competitive position of each of our components of compensation in relation to our competitors.

 Base Salary:    Effective March 1, 2017, the Compensation Committee increased the base salaries by 2.7% for our NEOs as follows:

	Previous Base Salary ($)	New Base Salary ($)	Base Salary Increase (%)
Sam K. Reed	1,064,700	1,093,447	2.7%
Matthew Foulston	570,000	570,000	N/A
Thomas E. O’Neill	545,000	559,715	2.7%
Erik T. Kahler	420,000	431,340	2.7%
Lori G. Roberts	420,000	431,340	2.7%
Maurice Alkemade *	—	430,000	N/A
Dennis F. Riordan	665,000	682,955	2.7%
Robert B. Aiken **	—	683,000	N/A

* In April 2017, Maurice Alkemade was hired as the Chief Strategy Officer, so there is no previous base salary noted.

**In July 2017, Robert B. Aiken was hired as President and Chief Operating Officer, so there is no previous base salary.

Annual Cash Incentive Plan:    The annual cash incentive for all NEOs is based on attaining specific annual operating net income targets determined by the Board, as adjusted positively or negatively for unusual items, and cash flow targets. The operating net income measure was selected because it aligns with, and helps drive our profitable growth strategy. The operating cash flow measure has been chosen because substantive positive cash flow enables us to pay down debt and reinvest in the business.

For all NEOs in 2017, 80% of the potential incentive was tied to the achievement of an operating net income target of approximately $213 million (based on the Company’s budgeted operating net income established by the Compensation Committee). The remaining 20% of the potential incentive was tied to the achievement of an operating cash flow target of approximately $332 million. We do not otherwise use discretion in determining the amount of incentive compensation paid to NEOs.  In establishing goals, the Compensation Committee ensures that targets are consistent with the annual plan, and that the goals set are sufficiently ambitious so as to provide meaningful results, but with an opportunity to exceed targets if performance exceeds expectations. We believe the annual incentive plan keeps management focused on attaining strong near term financial performance. The 2017 annual incentive opportunity for the NEOs was awarded as follows:

		Minimum ($)	Target ($)	Maximum ($)	Actual ($)
Sam K. Reed	Chairman, President, and Chief Executive Officer	—	1,421,481	2,842,962	502,415
Matthew J. Foulston	Executive Vice President and Chief Financial Officer	—	513,000	1,026,000	182,115
Thomas E. O’Neill	Executive Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary	—	503,744	1,007,488	178,045
Erik T. Kahler	Senior Vice President, Corporate Development	—	323,505	647,010	114,341
Lori G. Roberts	Senior Vice President, Human Resources	—	323,505	647,010	114,341
Maurice Alkemade	Senior Vice President, Strategy	—	322,500	645,000	78,710
Dennis F. Riordan	Former President	—	682,955	1,365,910	154,259
Robert B. Aiken	Former President	—	683,000	1,366,000	—

NEOs begin to earn payouts under the plan upon achievement of 85% of the targets ratably up to the achievement of targeted payment upon the full achievement of 100% of the targets. In addition, a NEO can earn 200% of the targeted payment if 105% or more of the targets are achieved. In 2017, after adjusting for unusual items, we attained approximately $162 million in operating net income or 75.9% of the operating net income target, which provided a payout of 0% on this performance measure. In 2017, TreeHouse achieved approximately $344 million of the operating cash flow or 103.9% of the cash flow target which resulted in 177.3% of target payment on this performance measure. On a combined basis, 35.5% of the target was earned. The actual amounts listed in the table above are included in the summary compensation table.

Long-Term Incentive Compensation:      The long-term incentive compensation program was established to ensure that our senior management team is focused on long-term growth, profitability, and value creation. We believe our key stakeholders, including stockholders and employees, are best served by having our executives focused and rewarded based on the longer-term results of our Company. We accomplish this through five primary programs, the use of which has varied over the years:

•	Stock Options
•	Restricted Stock

•	Restricted Stock Units
•	Performance Units
•	Cash Long-Term Incentive Plan

2017 Long-Term Incentive Grant

The Compensation Committee reviews the LTI plan on an annual basis. In determining the target LTI award opportunity for 2017 the Compensation Committee considers the overall total compensation positioning of each executive relative to our Compensation Comparator Group, the individual performance of each NEO and the past annual LTI target opportunity provided. The Committee believes the 2017 target LTI opportunities provide a competitive value that aligns each executive’s long-term compensation opportunities with the interest of shareholders. The LTI plan designs of our Compensation Comparator Group were carefully considered for prevalence and mix of long-term incentive vehicles utilized in their programs. Balancing the needs of our business strategy, market practices, and share availability, an LTI plan was designed, approved, and implemented. Each year, the Compensation Committee, with the assistance of Meridian, reviews the design of the LTI plan and makes revisions if necessary.

The 2017 LTI award was granted in March.  For NEOs and other executives, we utilized three LTI vehicles to deliver the appropriate value: non-qualified stock options, restricted stock units and performance units.  The mix of equity vehicles and vesting detail is detailed below:

•	For NEOs and other executives, we utilized three LTI vehicles to deliver the appropriate value: non-qualified stock options, restricted stock units and performance units.
•

Stock Options: The non-qualified stock options vest annually in three approximately equal tranches, subject to the grantee’s continued employment with TreeHouse, beginning on the first anniversary of the grant date, and represented 37.5% of the LTI grant value.

•

Restricted Stock Units: The restricted stock units vest annually in three approximately equal tranches, subject to the grantee’s continued employment with TreeHouse, beginning on the first anniversary of the grant date, and represented 25% of the LTI grant value.

•

Performance Units: Performance units are earned based on achieving operating net income goals in each of the performance periods. Performance is measured over three consecutive periods for each award: each successive calendar year beginning with the calendar year of the grant of the award. Each performance unit grant is subject to a cumulative 36-month performance period that can impact the overall payout of the award. The number of units that will be earned is based on the level of achievement relative to the targets. There is no payout below 80% achievement, and payout is capped at 200% of target if achievement meets or exceeds 120% of the operating net income target. The performance units are converted to stock or cash at the discretion of the Compensation Committee on the third anniversary of the date of grant. The Company expects the performance units to be settled in stock and has the shares available to do so.

The Compensation Committee believes that Operating Net Income is an appropriate measure for long-term performance.  The operating net income goals represent stretch goals that are only achievable through the combination of long-term strategic decisions and operating efficiencies. Payouts of these awards have varied over the years and have ranged from 17% to 200%.

The 2017 performance unit grant represents 37.5% of the 2017 LTI grant value. The performance periods of the 2017 performance units are as follows: calendar year 2017; calendar year 2018; calendar year 2019; and the cumulative period January 1, 2017 through December 31, 2019. For the performance period calendar year 2017, the operating net income target was approximately $213 million. The operating net income targets for calendar years 2018, 2019 and the cumulative performance period are 116% of the calendar year 2017 operating net income target, 109% of the calendar year 2018 target, and the sum of the three target amounts, respectively.

2015 Long-Term Incentive Grant

The performance periods for the performance unit awards granted on June 26, 2015 ended on December 31, 2017 and will be converted to stock upon approval of the Compensation Committee. The conversion will take place on the third anniversary of the grant date. The table below demonstrates the calculation used to determine the number of performance units earned in each period.

If the Percentage of Target Earned is 100% or greater	((Percentage of Target Earned – 100%)*5) + 100%
If the Percentage of Target is less than 100% but greater or equal to 80%	((Percentage of Target Earned – 80%)*2.5) + 50%
If the Percentage of Target is less than 80%	No Performance Units are earned

The table below outlines the operating net income targets for each of the performance periods, as well as the actual performance and payout achieved.

	Operating Net Income Target	Actual Operating Net Income Achieved	Percentage of Target Earned	Payout Earned *
	($ in millions)
7/1/2015 – 12/31/2015	$114.7	$85.1	74.2%	—
1/1/2016 – 12/31/2016	191.8	166.3	86.7%	66.8%
1/1/2017 – 12/31/2017	217.2	161.9	74.5%	—
Cumulative **	523.7	413.2	78.9%	—

*	Capped at 200%
**	Blended payout percentage for the three tranches associated with the 2015 incentive grant awards.

Stock Ownership and Holding Policies

Since the Company’s inception in 2005, we have maintained a strong stock ownership culture at TreeHouse, with our NEO stock positions traditionally exceeding stock ownership guidelines at nearly all Fortune 500 companies. In addition, the NEO team beneficially owns approximately 3.0% of TreeHouse shares outstanding as of February 26, 2018.

Consistent with prevalent and best practices at publicly traded companies, we have adopted formal stock ownership and holding guidelines for our executive officers. These guidelines provide that our officers must achieve, within five years of reaching officer status, specified stock ownership levels based on a multiple of such officer’s base salary. TreeHouse maintains a formal stock ownership policy, and is now incorporating a holding provision, whereby those executives who have not yet reached their ownership levels are required to hold at least 50% of net profit shares until stock ownership guidelines are met. Shares of stock owned outright or through a trust, vested restricted stock and restricted stock units count towards fulfillment of the guidelines. The required stock ownership levels that must be attained by our executive officers within the five-year period are as follows:

Position	Required Share Ownership Level
Chief Executive Officer	5X of Base Salary
Other Named Executive Officers	3X of Base Salary
Other Executive Officers	2X of Base Salary

All of our corporate officers are currently in compliance with these guidelines with the exception of Ms. Roberts, Mr. Foulston, and Mr. Alkemade.  All three officers recently joined TreeHouse Foods, Inc. in January 2015, December 2016, and April 2017, respectively.

Based on the practice of significant stock ownership at TreeHouse and desire to give freedom of choice, other than in connection with the satisfaction of stock ownership guidelines, we do not have equity holding policies for employees upon the exercise of stock options and the vesting of performance units or restricted stock units.

General Compensation Matters

All matters of our executive compensation programs are reviewed and approved by the Compensation Committee of the Board. This includes approving both the amounts of compensation and the timing of all grants. The Compensation Committee is given full access to its Independent Consultant, and has elected to use Meridian to provide consulting services with respect to the Company’s executive compensation practices including salary, bonus, perquisites, equity incentive awards, deferred compensation and other matters. The Compensation Committee regularly meets with Meridian representatives without the presence of Company management.

More details regarding the employment agreements of our management investors are summarized below.

Executive Perquisites:    TreeHouse annually reviews the Company’s practices for executive perquisites with the assistance of Meridian. We believe that the market trend is moving toward a cash allowance in lieu of various specific executive benefits such as automobile plans, financial planning consulting or club fees. We have granted an annual allowance of $25,000 to Mr. Reed and $10,000 to all other NEOs to cover these types of benefits. This approach reduces the administrative burden of such programs and satisfies the desire to target market practices. These allowances are not included as eligible compensation for bonus or other purposes, and do not represent a significant portion of the executive’s total compensation. Our Board has also adopted policies regarding the personal use of the Company-owned aircrafts by our NEOs. Generally, personal use is permitted, subject to availability. Personal use of the Company aircrafts is principally utilized by our Chief Executive Officer. Personal use by other NEOs is infrequent. We calculate compensation for personal use based on the incremental costs of operating the aircrafts. The largest single component of this cost is fuel. The 2017 Summary Compensation Table beginning on page 34 of this Proxy Statement contains itemized disclosure of all perquisites to our NEOs, regardless of amount.

Deferred Compensation Plan:    Our Deferred Compensation Plan allows certain employees, including the NEOs, to defer receipt of salary and/or bonus payments. Deferred amounts are credited with earnings or losses based on the rate of return of mutual funds selected by the participants in the plan. We do not “match” amounts that are deferred by employees in the Deferred Compensation Plan. However, to the extent that employees in the Deferred Compensation Plan have their match in the 401(k) plan limited as a result of participating in the Deferred Compensation Plan, the lost match would be credited instead to the Deferred Compensation Plan.

Distributions are paid either upon termination of employment or at a specified date (at least two years after the original deferral) in the future, as elected by the employee. The employee may elect to receive payments in either a lump sum or a series of installments. Participants may defer up to 100% of eligible salary and bonus payments. The Deferred Compensation Plan is not funded by the Company, and participants have an unsecured contractual commitment from the Company to pay the amounts when due. When such payments are due to employees, the cash will be distributed from the Company’s general assets.

We provide deferred compensation to permit our employees to save for retirement on a tax-deferred basis. The Deferred Compensation Plan permits them to do this while also receiving investment returns on deferred amounts, as described above. We believe this is important as a retention and recruitment tool, as many of the companies with which we compete for executive talent provide a similar plan for their senior employees.

Employment Agreements:    We have entered into employment agreements with Messrs. Reed, O’Neill, Foulston and Aiken (Mr. Aiken is no longer employed by the Company). All other executive officers are covered by the TreeHouse Foods, Inc. Executive Severance Plan (“Severance Plan”). These agreements provide for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated without “Cause” or leaving employment for “Good Reason,” as these terms are defined in the agreements. The agreements also provide for benefits upon a qualifying event or circumstance after there has been a “Change-in-Control” (as defined in the agreements) of the Company. Additional information regarding the agreements, including a definition of key terms and a quantification of benefits that would have been received by our NEOs had termination occurred on the last business day of the fiscal year, December 29, 2017, is found under the heading “Potential Payments Upon Termination Or Change In Control.”

We believe these severance programs are an important part of our overall compensation arrangements for our NEOs. We also believe these agreements will help to secure the continued employment and dedication of our NEOs prior to or following a change in control, without concern for their own continued employment. We also believe it is in the best interest of our stockholders to have a plan in place that will allow management to pursue all alternatives for the Company without undue concern for their own financial security. We also believe these agreements are important as a recruitment and retention device, as most of the companies with which we compete for executive talent have similar agreements in place for their senior employees. We have received consulting services from Meridian with regard to market practices in an evaluation of severance programs.

401(k) Savings Plan:    Under the TreeHouse Foods Savings Plan (the “Savings Plan”), a tax-qualified retirement savings plan, Company employees, including our NEOs, may contribute up to 80% of regular earnings on a before-tax basis into their Savings Plan accounts (subject to IRS limits). Total contributions may not exceed 80% of eligible compensation. In addition, under the Savings Plan, we match to 100% on the first 5% of compensation on their eligible contribution. Amounts held in Savings Plan accounts may not be withdrawn prior to the employee’s termination of employment, or such earlier time as the employee reaches the age of 59 1/2, subject to certain exceptions established by the IRS.

Recoupment Policy:    We have a recoupment (“clawback”) policy effective for all cash and equity based incentive awards granted on or after January 1, 2014. The policy applies to all our employees at or above the Vice President level (which includes our NEOs) and is administered by our Compensation Committee. Under the policy, if the Company is required to restate its financial statements due to material noncompliance with its financial reporting requirements under securities laws and a covered individual is determined to have knowingly and willfully engaged in conduct which was a material factor in such restatement, the Compensation Committee may seek reimbursement of any excess compensation from any cash and equity based awards granted to such covered individual in the preceding 3 years (or preceding 12 months in the case of recoupment of proceeds from the sale of shares pursuant to stock options or restricted stock units).

Tax Treatment of Executive Compensation:  Section 162(m) of the Code imposes a limitation on the deductibility of non-performance-based compensation in excess of $1 million for the Chief Executive Officer of the Company and each of the three next most highly compensated executive officers (other than the Chief Financial Officer). The TreeHouse Foods, Inc. Equity and Incentive Plan is designed to allow us to grant awards that may qualify for the performance-based exception to the Section 162(m) deductibility limit. Many of our key incentive programs are linked to the financial performance of the Company, and, therefore, we believe that we will preserve the deductibility of these executive compensation payments. However, deductibility of executive compensation is only one important factor considered by the Compensation Committee when determining compensation and the Compensation Committee retains the flexibility to award compensation that is not intended to meet the performance-based compensation exception or that may exceed the limitation on deductibility under Section 162(m) when it believes it is in the Company’s and stockholders’ best interests.

Effective for taxable years beginning after December 31, 2017, the Section 162(m) exception to the deduction limit for performance-based compensation has been repealed, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

Because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing Section 162(m)’s exception to the deduction limit for performance-based compensation, no assurance can be given that compensation intended to satisfy the requirements for exception from the Section 162(m) deduction limit will in fact satisfy the exception. Further, the Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.

EXECUTIVE COMPENSATION

The following table sets forth annual and long-term compensation for the Company’s Chief Executive Officer, Chief Financial Officer, current and former Presidents, and three other most highly compensated officers during 2017 as well as certain other compensation information for NEOs during the years indicated.

2017 Summary Compensation Table

Name and Principal Position	Year	Salary ($) (a)	Bonus ($) (b)	Non-Equity Incentive Plan Compensation ($) (c)	Grant Date Fair Market Value of Stock Awards ($) (d)	Grant Date Fair Market Value of Options ($) (e)	All Other Compensation ($) (f)	Total ($)
Sam K. Reed	2017	1,088,656	—	502,415	3,964,628	2,117,165	129,285	7,802,149
Chief Executive Officer and President	2016	1,056,250	—	997,034	4,134,639	2,169,592	145,884	8,503,399
	2015	1,009,500	—	75,266	3,349,570	1,900,418	144,228	6,478,982

Matthew J. Foulston	2017	570,000	—	182,115	939,726	501,353	86,954	2,280,148
Executive Vice President and	2016	45,672	304,817	29,563	547,200	288,235	62,000	1,277,487
Chief Financial Officer

Thomas E. O’Neill	2017	557,263	—	178,045	765,326	408,653	24,894	1,934,181
Executive Vice President,	2016	533,167	—	353,328	798,034	418,647	21,964	2,125,140
General Counsel and Chief	2015	472,000	—	24,629	669,914	380,128	21,805	1,568,476
Administrative Officer

Erik T. Kahler	2017	429,450	—	114,341	417,374	222,738	24,574	1,208,477
Senior Vice President,	2016	408,833	—	226,908	782,381	228,281	21,645	1,668,048
Corporate Development

Lori G. Roberts	2017	429,450	—	114,341	417,374	222,738	24,574	1,208,477
Senior Vice President,
Human Resources

Maurice Alkemade	2017	295,625	—	78,710	1,059,084	320,089	8,842	1,762,350
Senior Vice President,
Strategy

Dennis F. Riordan	2017	434,531	—	154,259	1,043,011	557,230	24,350	2,213,381
Former President (g)	2016	578,468	—	438,978	979,851	513,962	22,059	2,533,318
	2015	525,667	—	27,434	892,710	506,837	27,682	1,980,330

Robert B. Aiken	2017	208,695	500,000	—	2,815,714	529,654	582	4,054,645
Former President (h)

a)	This amount represents employee wages earned during the year.
b)	This amount represents new hire cash payments to Mr. Aiken in 2017 and Mr. Foulston in 2016.
c)	The amounts in this column are payments made under our Annual Incentive Plan (“AIP”).
d)

The awards shown in this column include performance units and restricted stock unit grants under the TreeHouse Foods, Inc. Equity and Incentive Plan in 2015, 2016 and 2017. The amounts listed above are based on the grant date fair market value of the awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. As it relates to the performance units granted in 2017, Mr. Reed was granted 28,100 units with a grant date fair value of $2,378,946, Mr. Foulston was granted 6,660 units with a grant value of $563,836, Mr. O’Neill was granted 5,420 units with a grant date fair value of $458,857, Mr. Kahler and Ms. Roberts were each granted 2,960 units, with a grant date fair value of $250,594, and Mr. Riordan was granted 7,390 units with a grant value of $625,637. Due to their hire dates, Mr. Alkemade and Mr. Aiken were not granted performance units. As each of the performance units provide a maximum achievement equal to 200% of the initial grant, Mr. Reed has the opportunity to earn up to 56,200 units with a grant date fair value of $4,757,892, Mr. Foulston has the opportunity to earn up to 13,320 units with a grant date fair value of $1,127,671, Mr. O’Neill could earn up to 10,840 units with a grant date fair value of $917,714, Mr. Kahler and Ms. Roberts may each earn up to 5,920 units, with a grant date fair value of $501,187, and Mr. Riordan may earn up to 14,780 units with a grant date fair value of $1,251,275.

e)	The awards shown in this column include stock options granted in 2017, 2016, and 2015 based on the grant date fair market value of the awards computed in accordance with FASB ASC Topic 718.
f)

The amounts shown in this column include matching contributions under the Company’s 401(k) plan, cash payments in lieu of perquisites, personal use of the Company’s corporate aircraft, life insurance premiums and relocation payments.

g)	Mr. Riordan retired as President of the Company on July 10, 2017.

h)	Mr. Aiken began serving as President of the Company on July 10, 2017 and subsequently resigned on October 29, 2017.

Details Behind All Other Compensation Columns

Name	Registrant Defined Contribution ($)	Cash Payment in Lieu of Perquisites ($)	Aircraft Usage ($)	Life Insurance ($)	Relocation Fees ($)	Total ($)
Sam K. Reed	13,500	25,000	89,313	1,472	—	129,285
Matthew J. Foulston	7,125	10,000	—	1,457	68,372	86,954
Thomas E. O’Neill	13,500	10,000	—	1,394	—	24,894
Erik T. Kahler	13,500	10,000	—	1,074	—	24,574
Lori G. Roberts	13,500	10,000	—	1,074	—	24,574
Maurice Alkemade	8,063	—	—	779	—	8,842
Dennis F. Riordan	13,500	10,000	—	850	—	24,350
Robert B. Aiken	—	—	—	582	—	582

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Sam K. Reed, our Chief Executive Officer and interim President during 2017.

For fiscal 2017, our last completed fiscal year:

•	The median of the annual compensation of all employees of our company (other than our Chief Executive Officer), was $47,382; and
•	The annual total compensation of our Chief Executive Officer was $7,815,396.

Based on this information, the ratio of the annual total compensation of our Chief Executive Officer to the median employee’s annual total compensation is 165 to 1.

This pay ratio is a reasonable estimate calculated in good faith, in a manner consistent with Item 402(u) of Regulation S-K, based on our payroll and employment records and the methodology described below. The Securities and Exchange Commission (“SEC”) rules for identifying the “median employee” and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices.  As such, the pay ratios reported by other companies may not be comparable to the pay ratio set forth above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

To identify the median of the annual total compensation of all of our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments and estimates that we used were as follows:

1.

We determined the median employee using active employee information as of November 30, 2017.  This employee population included individuals working in the United States and Canada respectively.  Approximately 99 individuals working in Italy were excluded in identifying the median employee as they represented less than 1% of the employee population.

2.

We utilized 2017 earnings (gross pay) as our consistently applied compensation measure to identify the median employee within the employee population. Using this methodology, we determined that the median employee was a full-time, hourly, United States based employee.

3.

With respect to the annual total compensation of the median employee, we identified and calculated the elements of such employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K $42,678, and added the value of non-discriminatory benefits $4,704, resulting in annual total compensation of $47,382.

4.

With respect to the annual total compensation of our Chief Executive Officer, used the amount reported in the “Total” column (column (j)) of the Summary Compensation Table included in this proxy statement and incorporated by reference under Item 11 under of Part III of the 2017 Annual Report on Form 10 K $7,802,149 and included the value of non-discriminatory benefits offered to our Chief Executive Officer, $13,247, resulting in annual total compensation of $7,815,396.

2017 Grants of Plan Based Awards

The following table sets forth annual and long-term compensation for the Company’s NEOs during 2017.

2017 Grants of Plan Based Awards

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards: Target ($)(a)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards: Maximum ($)(a)	Estimated Future Payouts Under Equity Incentive Plan Awards: Threshold (#)(b)	Estimated Future Payouts Under Equity Incentive Plan Awards: Target (#)(b)	Estimated Future Payouts Under Equity Incentive Plan Awards: Maximum (#)(b)	All Other Stock Awards: Number of Shares of Stock or Units (#)(c)	All Other Option Awards: Number of Securities Underlying Options (#)(d)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(e)
Sam K. Reed	AIP	1/1/2017	1,421,481	2,842,962	—	—	—	—	—	—	—
	PSU	3/31/2017	—	—	14,050	28,100	56,200	—	—	—	2,378,946
	RSU	3/31/2017	—	—	—	—	—	18,730	—	—	1,585,682
	Options	3/31/2017	—	—	—	—	—	—	82,220	84.66	2,117,165
Matthew J. Foulston	AIP	1/1/2017	513,000	1,026,000	—	—	—	—	—	—	—
	PSU	3/31/2017	—	—	3,330	6,660	13,320	—	—	—	563,836
	RSU	3/31/2017	—	—	—	—	—	4,440	—	—	375,890
	Options	3/31/2017	—	—	—	—	—	—	19,470	84.66	501,353
Thomas E. O’Neill	AIP	1/1/2017	503,744	1,007,487	—	—	—	—	—	—	—
	PSU	3/31/2017	—	—	2,710	5,420	10,840	—	—	—	458,857
	RSU	3/31/2017	—	—	—	—	—	3,620	—	—	306,469
	Options	3/31/2017	—	—	—	—	—	—	15,870	84.66	408,653
Erik T. Kahler	AIP	1/1/2017	323,505	647,010	—	—	—	—	—	—	—
	PSU	3/31/2017	—	—	1,480	2,960	5,920	—	—	—	250,594
	RSU	3/31/2017	—	—	—	—	—	1,970	—	—	166,780
	Options	3/31/2017	—	—	—	—	—	—	8,650	84.66	222,738
Lori G. Roberts	AIP	1/1/2017	323,505	647,010	—	—	—	—	—	—	—
	PSU	3/31/2017	—	—	1,480	2,960	5,920	—	—	—	250,594
	RSU	3/31/2017	—	—	—	—	—	1,970	—	—	166,780
	Options	3/31/2017	—	—	—	—	—	—	8,650	84.66	222,738
Maurice Alkemade	AIP	4/4/2017	322,500	645,000	—	—	—	—	—	—	—
	PSU	4/30/2017	—	—	—	—	—	—	—	—	—
	RSU	4/30/2017	—	—	—	—	—	12,090	—	—	1,059,084
	Options	4/30/2017	—	—	—	—	—	—	12,120	87.60	320,089
Dennis F. Riordan	AIP	1/1/2017	682,955	1,365,910	—	—	—	—	—	—	—
	PSU	3/31/2017	—	—	3,695	7,390	14,780	—	—	—	625,637
	RSU	3/31/2017	—	—	—	—	—	4,930	—	—	417,374
	Options	3/31/2017	—	—	—	—	—	—	21,640	84.66	557,230
Robert B. Aiken	AIP	7/10/2017	683,000	1,366,000	—	—	—	—	—	—	—
	PSU	7/10/2017	—	—	—	—	—	—	—	—	—
	RSU	7/10/2017	—	—	—	—	—	35,660	—	—	2,815,714
	Options	7/10/2017	—	—	—	—	—	—	21,950	78.96	529,654

(a)

Consists of awards under our AIP program, which is granted under the TreeHouse Foods, Inc. Incentive Plan. In 2017, approximately 35.5% of the target was earned by Messrs. Reed, Foulston, O’Neill, Kahler, Alkemade, Riordan and Ms. Roberts. These AIP amounts are reported as Non-Equity Incentive Plan Compensation in the 2017 Summary Compensation Table. Payouts under the AIP may range from $0 up to the maximum as described above. Therefore, in accordance with SEC rules, we have omitted the threshold column.

(b)

Consists of performance units that are granted under the TreeHouse Foods, Inc. Equity and Incentive Plan. The performance unit awards have a cumulative performance period of January 1, 2017 to December 31, 2019. For the first performance period of January 1, 2017 to December 31, 2017, the performance measure results were 0% of target; accordingly, each NEO earned 0% of the first tranche of the award.

(c)

Consists of restricted stock units granted under the TreeHouse Foods, Inc. Equity and Incentive Plan that vest annually in three approximately equal tranches, beginning on the first anniversary of the grant date.

(d)

Consists of non-qualified stock options granted under the TreeHouse Foods, Inc. Equity and Incentive Plan that vest annually in three approximately equal tranches, beginning on the first anniversary of the grant date. Non-qualified stock options granted to Messrs. Reed, Foulston, O’Neill, Kahler, Riordan, and Ms. Roberts have a strike price of $84.66, which was the closing price of our Common Stock on date of grant. Non-qualified stock options granted to Mr. Alkemade have a strike price of $87.60. Non-qualified stock options granted to Mr. Aiken had a strike price of $78.96.

(e)	The grant date fair value of the performance units is based on target performance.

Management Changes

In April 2017, Rachel Bishop, the Chief Strategy Officer, took a role as a President of one of the TreeHouse Foods Divisions.  The Company subsequently hired Maurice Alkemade in the Chief Strategy Officer role in that same month.

In July 2017, Dennis F. Riordan, our former President, retired from the Company. The Company subsequently hired Robert B. Aiken as the new President.  Mr. Aiken left the Company October 2017.

CEO Transition

On March 5, 2018, the Company announced a number of actions resulting in the transition of the Company’s executive leadership from Sam K. Reed to Steven Oakland.  In connection with such transition, Mr. Reed will retire from his position as President and Chief Executive Officer of the Company, effective March 26, 2018, pursuant to his Employment Agreement Amendment (as defined below).  The Board appointed Mr. Oakland to succeed Mr. Reed as President and Chief Executive Officer of the Company, effective March 26, 2018, and also appointed Mr. Oakland as a member of the Board on March 2, 2018.

Employment Agreement with Steven Oakland

In connection with his appointment as President and Chief Executive Officer of the Company, the Company entered into an employment agreement with Mr. Oakland, effective as of March 2, 2018.  The agreement has an initial term of three years, with automatic renewals for additional one year periods thereafter unless either party gives the other party 90 days’ advance written notice of intent not to renew the then current term.  Mr. Oakland will receive an annual base salary of $1,000,000 and he will be eligible to receive annual incentive bonuses with a target amount equal to 130% of his base salary.  Mr. Oakland will also be eligible for annual awards under the Company’s long-term incentive plan, with each annual award approximately equal in aggregate value to $5,000,000.  In addition, Mr. Oakland will receive (i) a special grant of restricted stock units approximately equal in value to $1,000,000, which grant will vest in full on the third anniversary of Mr. Oakland’s commencement of employment with the Company, subject to his continued employment through such date, (ii) a one-time cash payment equal to the value of 18,896 shares of common stock of Mr. Oakland’s immediate prior employer that Mr. Oakland forfeited upon terminating employment with such employer, the value of which will be calculated using the 30-day historical average closing price of the prior employer’s stock as of the day prior to the announcement of Mr. Oakland’s departure, and (iii) a one-time cash payment equal to $300,000.  Mr. Oakland will be required to reimburse the Company for the cash payments described in the foregoing clauses (ii) and (iii) if Mr. Oakland’s employment with the Company is terminated by the Company for “Cause” or due to Mr. Oakland’s resignation without Good Reason (as such terms are defined in agreement), in each case, prior to the second anniversary of Mr. Oakland’s commencement of employment with the Company.  Mr. Oakland will be eligible to participate in the employee benefits plans and programs generally available to officers of the Company, including a relocation assistance program, and will be eligible for an annual perquisite allowance of $25,000.

Pursuant to the employment agreement, Mr. Oakland is entitled to receive severance benefits upon certain terminations of his employment with the Company, subject to Mr. Oakland’s timely execution and non-revocation of a waiver and release of claims.  In the event that Mr. Oakland’s employment is terminated by the Company without “Cause” or by Mr. Oakland for “Good Reason” (as defined in the employment agreement), Mr. Oakland will be entitled to receive cash severance in an amount equal to the sum of (i) two times his annual base salary and (ii) two times his target annual incentive bonus for the year of termination.  If such a termination without Cause or for Good Reason occurs within the two-year period immediately following a “Change of Control” (as such term is defined in the employment agreement), in lieu of the severance payment described in the preceding sentence, Mr. Oakland will be entitled to receive cash severance in an amount equal to the sum of (i) three times his annual base salary and (ii) three times his target annual incentive bonus for the year of termination. In the event of a termination of Mr. Oakland’s employment with the Company without Cause, for Good Reason or due to Mr. Oakland’s “Disability” (as defined in the employment agreement), Mr. Oakland will also be entitled to continued participation in the medical, dental, hospitalization and life insurance benefit plans in which he was participating as of the date of termination until the last day of the second full taxable year following the date of termination, unless Mr. Oakland is terminated in connection with a Change of Control, in which case he shall receive such benefits until the last day of the third full taxable year following the date of termination.

Mr. Oakland is subject to a nondisclosure covenant regarding confidential information, a twelve-month post-termination non-competition covenant and a twelve-month post-termination non-solicitation covenant.

Employment Agreement Amendment with Sam K. Reed

On March 4, 2018, the Company and Mr. Reed entered into an amendment to Mr. Reed’s amended and restated employment agreement (the “Employment Agreement Amendment”), pursuant to which Mr. Reed will retire from his position as President and Chief Executive Officer, effective March 26, 2018, and from his position as Chairman of the Board, effective July 1, 2018. Pursuant to the Employment Agreement Amendment, following his retirement as President and Chief Executive Officer on March 26, 2018 until

December 31, 2018, Mr. Reed will serve as an advisor and, as reasonably requested by Mr. Oakland, be available to provide advice and business information in order to ensure an orderly transition.

In consideration for the services to be provided by Mr. Reed through December 31, 2018, Mr. Reed will receive (i) a pro-rata bonus equal to $355,000 in respect of the portion of the Company’s 2018 fiscal year during which he served as President and Chief Executive Officer of the Company, (ii) equity awards consisting of 76,187 restricted stock units (“RSUs”) and 76,187 performance share units (“PSUs”), subject to adjustment based on the price per share on the grant date as described in the Employment Agreement Amendment, and (iii) full vesting of all RSUs, PSUs and stock options held by Mr. Reed effective as of the conclusion of his advisory service on December 31, 2018, subject to certain exceptions. Except as amended by the Employment Agreement Amendment, Mr. Reed’s employment agreement remains in effect as described below under the heading, “Employment Agreements.”

Employment Agreements

The Company has entered into employment agreements with Messrs. Reed, O’Neill, Riordan, Foulston, and Aiken. (Mr. Aiken is no longer employed by the Company).  The terms of these employment agreements are substantially similar, other than the individual’s title, salary, bonus, and long-term incentive award entitlements (stock options, restricted stock units and performance units).  Mr. Reed’s employment agreement has been amended as described above. The employment agreements provide an annual base salary, plus an incentive bonus based upon the achievement of certain performance objectives, all of which are determined by the Board. The employment agreements also provide for one-year automatic extensions, absent written notice from either party of its intention not to extend the agreement. The agreement further provides that notice by the Company of its intent not to extend the term will be treated as a termination by the Company without cause, which would entitle the individual to severance payments and benefits. None of these employment agreements contain a “gross up” payment from the Company to the extent the covered individuals incur excise taxes under Section 4999 of the tax code (the “Code”).

Each individual is also entitled to participate in any benefit plan we maintain for our senior executive officers, including any life, medical, accident, or disability insurance plan, and any profit sharing, retirement, deferred compensation or savings plan for our senior executive officers. We also will pay the reasonable expenses incurred by each management investor in the performance of his duties to us and indemnify the management investor against any loss or liability suffered in connection with such performance.

We are entitled to terminate each employment agreement with or without “Cause” (as defined in the employment agreements). Each individual is entitled to terminate his employment agreement for “Good Reason” (as defined in the employment agreements) which includes a reduction in base salary or a material alteration in duties and responsibilities or for certain other specified reasons, including the death, disability or retirement of the management investor. If an employment agreement is terminated without Cause by us or with Good Reason by the covered individual, the covered individual will be entitled to a severance payment equal to two times (or three times, in the case of Mr. Reed) the sum of the annual base salary payable and the target bonus amount owed to the covered individual immediately prior to the end of the employment period, plus continuation of all health and welfare benefits for three years (two years in the case of Mr. O’Neill). If an employment agreement is terminated under the same circumstances and within 24 months after a change of control of the Company, the covered individual will be entitled to a severance payment equal to three times the annual base salary and target bonus amount payable to the covered individual immediately prior to the end of the employment period, plus continuation of all health and welfare benefits for three years.

Mr. Alkemade, Ms. Roberts, and Mr. Kahler are covered under the Severance Plan. They are entitled to the severance provisions for involuntary termination by the Company without Cause, or for voluntary termination by the executive for Good Reason. The Severance Plan provides payments for three tiers of executives. Mr. Alkemade, Ms. Roberts, and Mr. Kahler are considered tier two executives and are eligible for severance payments equal to one times their base salary and target incentive compensation, plus continuation of all health and welfare benefits for 1 year. In the event of their involuntary termination by the Company without Cause or voluntary termination for Good Reason within 24 months of a change in control, under the Severance Plan, Mr. Alkemade, Ms. Roberts, and Mr. Kahler are entitled to severance equal to two times their base salary, two times their target incentive compensation, and continuation of all health and welfare benefits for 2 years. The Severance Plan does not contain a “gross up” payment from the Company to the extent the covered individuals incur excise taxes under Section 4999 of the tax code (the “Code”).

Awards

The grant for each NEO is listed in the 2017 Grants of Plan Based Awards Table on page 36. The significant features of the 2017 equity incentives are as follows:

2017 Non-Qualified Stock Options

The NEOs (except for Mr. Alkemade) received an annual stock option grant on March 31, 2017, that vests annually in three approximately equal tranches, beginning on the first anniversary of the grant date. Mr. Alkemade’s awards were granted on April 30, 2017.

2017 Restricted Stock Units

The NEOs (except for Mr. Alkemade) and other managers of the Company received an annual restricted stock unit grant on March 31, 2017, that vests annually in three approximately equal tranches, beginning on the first anniversary of the grant date. Mr. Alkemade’s awards were granted on April 30, 2017.

2017 Performance Units

The performance units are earned based on achieving operating net income goals in each of the performance periods listed below and represented 37.5% of the LTI grant value. The performance periods of the 2017 performance units are calendar year 2017, 2018, 2019, and the cumulative period of January 1, 2017 through December 31, 2019. The performance units will be converted to stock or cash at the discretion of the Compensation Committee on the third anniversary of the date of grant. The Company expects the performance units to be settled in stock and has the shares available to do so. For the performance period of calendar year 2017, the operating net income target was $213 million. The operating net income target for calendar year 2018 is 116% of the calendar year 2017 target. The operating net income target for calendar year 2019 is 109% of the 2018 target. The cumulative performance period is the sum of the three target amounts, respectively. The number of units that will be earned is based on the level of achievement relative to the targets. There is no payout below 80% achievement, and payout is capped at 200% of target if achievement meets or exceeds 120% of the operating net income target.

Other Awards

During 2017, in addition to the annual awards, the Compensation Committee awarded retention bonuses to the Named Executive Officers with the exception of the CEO.  The Committee believes stability of the Company’s executive team is of critical importance as the Company implements key strategic actions to drive business performance and financial returns to shareholders. With the recent announcement that the Company has initiated a search for a new chief executive officer to replace Mr. Reed, the Compensation Committee has the Company’s executive team focused on the important business objectives of 2018 and encourage retention in a time of increased uncertainty. The awards will pay out in 2018 and 2019 if the recipients remain employed by the Company as of each applicable retention date.

.

2017 Outstanding Equity Awards at Fiscal Year-End

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(a)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(b)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Plan Number of Unearned Shares, Other Rights That Have Vested (#)(c)	Equity Plan Awards: Market Value Unearned Shares, Units, Other Rights That Have Vested ($)
Sam K. Reed	6/27/2008	57,400	—	24.06	6/27/2018	—	—	—	—
	6/28/2010	41,700	—	46.47	6/28/2020	—	—	—	—
	6/27/2011	47,000	—	54.90	6/27/2021	—	—	—	—
	6/27/2012	58,930	—	61.41	6/27/2022	—	—	—	—
	6/27/2013	69,070	—	65.97	6/27/2023	—	—	—	—
	6/27/2014	69,860	—	79.89	6/27/2024	—	—	—	—
	6/26/2015	57,693	28,847	76.30	6/26/2025	—	—	—	—
	6/26/2015	—	—	—	—	—	—	26,340	1,302,776
	6/26/2015	—	—	—	—	5,853	289,489	—	—
	6/27/2016	27,467	54,933	98.28	6/27/2026	—	—	—	—
	6/27/2016	—	—	—	—	—	—	25,240	1,248,370
	6/27/2016	—	—	—	—	11,220	554,941	—	—
	3/31/2017	—	82,220	84.66	3/31/2027	—	—	—	—
	3/31/2017	—	—	—	—	—	—	—	—
	3/31/2017	—	—	—	—	18,730	926,386	—	—
Matthew J. Foulston	12/31/2016	4,414	8,826	72.19	12/31/2026	—	—	—	—
	12/31/2016	—	—	—	—	2,366	117,022	—	—
	12/31/2016	—	—	—	—	2,686	132,850	—	—
	3/31/2017	—	19,470	84.66	3/31/2027	—	—	—	—
	3/31/2017	—	—	—	—	—	—	—	—
	3/31/2017	—	—	—	—	4,440	219,602	—	—
Thomas E. O’Neill	6/27/2008	36,100	—	24.06	6/27/2018	—	—	—	—
	6/28/2010	13,650	—	46.47	6/28/2020	—	—	—	—
	6/27/2011	12,400	—	54.90	6/27/2021	—	—	—	—
	6/27/2012	15,580	—	61.41	6/27/2022	—	—	—	—
	6/27/2013	14,730	—	65.97	6/27/2023	—	—	—	—
	6/27/2014	15,720	—	79.89	6/27/2024	—	—	—	—
	6/26/2015	11,540	5,770	76.30	6/26/2025	—	—	—	—
	6/26/2015	—	—	—	—	—	—	5,270	260,654
	6/26/2015	—	—	—	—	1,170	57,868	—	—
	6/27/2016	5,300	10,600	98.28	6/27/2026	—	—	—	—
	6/27/2016	—	—	—	—	—	—	4,870	240,870
	6/27/2016	—	—	—	—	2,166	107,130	—	—
	3/31/2017	—	15,870	84.66	3/31/2027	—	—	—	—
	3/31/2017	—	—	—	—	—	—	—	—
	3/31/2017	—	—	—	—	3,620	179,045	—	—

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(a)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(b)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Plan Number of Unearned Shares, Other Rights That Have Vested (#)(c)	Equity Plan Awards: Market Value Unearned Shares, Units, Other Rights That Have Vested ($)
Erik T. Kahler	6/27/2008	14,100	—	24.06	6/27/2018	—	—	—	—
	6/28/2010	8,400	—	46.47	6/28/2020	—	—	—	—
	6/27/2011	7,600	—	54.90	6/27/2021	—	—	—	—
	6/27/2012	9,550	—	61.41	6/27/2022	—	—	—	—
	6/27/2013	9,030	—	65.97	6/27/2023	—	—	—	—
	6/27/2014	8,560	—	79.89	6/27/2024	—	—	—	—
	6/26/2015	6,280	3,140	76.30	6/26/2025	—	—	—	—
	6/26/2015	—	—	—	—	—	—	2,870	141,950
	6/26/2015	—	—	—	—	637	31,506	—	—
	3/31/2016	—	—	—	—	4,000	197,840	—	—
	6/27/2016	2,890	5,780	98.28	6/27/2026	—	—	—	—
	6/27/2016	—	—	—	—	—	—	2,660	131,564
	6/27/2016	—	—	—	—	1,180	58,363	—	—
	3/31/2017	—	8,650	84.66	3/31/2027	—	—	—	—
	3/31/2017	—	—	—	—	—	—	—	—
	3/31/2017	—	—	—	—	1,970	97,436	—	—
Lori G. Roberts	1/30/2015	1,740	870	90.70	1/30/2025	—	—	—	—
	1/30/2015	—	—	—	—	280	13,849	—	—
	6/26/2015	3,267	1,633	76.30	6/26/2025	—	—	—	—
	6/26/2015	—	—	—	—	—	—	1,490	73,695
	6/26/2015	—	—	—	—	330	16,322	—	—
	7/31/2015	1,133	567	82.32	7/31/2025	—	—	—	—
	7/31/2015	—	—	—	—	173	8,557	—	—
	6/27/2016	2,890	5,780	98.28	6/27/2026	—	—	—	—
	6/27/2016	—	—	—	—	—	—	2,660	131,564
	6/27/2016	—	—	—	—	1,180	58,363	—	—
	3/31/2017	—	8,650	84.66	3/31/2027	—	—	—	—
	3/31/2017	—	—	—	—	—	—	—	—
	3/31/2017	—	—	—	—	1,970	97,436	—	—
Maurice Alkemade	4/30/2017	—	12,120	87.60	4/30/2027	—	—	—	—
	4/30/2017	—	—	—	—	8,400	415,464	—	—
	4/30/2017	—	—	—	—	3,690	182,507	—	—
Dennis F. Riordan	6/27/2008	25,500	—	24.06	6/27/2018	—	—	—	—
	6/28/2010	13,650	—	46.47	6/28/2020	—	—	—	—
	6/27/2011	12,400	—	54.90	6/27/2021	—	—	—	—
	6/27/2012	15,580	—	61.41	6/27/2022	—	—	—	—
	6/27/2013	18,420	—	65.97	6/27/2023	—	—	—	—
	6/27/2014	19,210	—	79.89	6/27/2024	—	—	—	—
	6/26/2015	15,387	7,693	76.30	6/26/2025	—	—	—	—
	6/26/2015	—	—	—	—	—	—	7,020	347,209
	6/26/2015	—	—	—	—	1,560	77,158	—	—
	6/27/2016	6,507	13,013	98.28	6/27/2026	—	—	—	—
	6/27/2016	—	—	—	—	—	—	5,980	295,771
	6/27/2016	—	—	—	—	2,660	131,564	—	—
	3/31/2017	—	21,640	84.66	3/31/2027	—	—	—	—
	3/31/2017	—	—	—	—	—	—	—	—
	3/31/2017	—	—	—	—	4,930	243,838	—	—

(a)	The option awards for each NEO will vest annually in three approximately equal tranches, beginning on the anniversary date of the grant, as listed in the table.
(b)	Restricted stock units vest annually in three approximately equal tranches, beginning on the anniversary date of the grant, as listed in the table.
(c)

Performance units vest on the third anniversary of the grant date as listed in the table. Based on current performance levels, performance units granted in 2015 and 2016 are reported at target, and 2017 are reported at 0%. The payout can be from 0% to 200% of the award based on achievement of the performance criteria.

2017 Option Exercises and Stock Vested

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Sam K. Reed	45,920	f	1,455,035
				5,003	a	399,239
				5,853	b	479,887
				5,610	c	447,678
				25,214	d	2,012,077
Matthew J. Foulston				2,528	c	125,035
Thomas E. O’Neill				1,127	a	89,935
				1,170	b	95,928
				1,084	c	86,503
				5,667	d	452,227
Erik T. Kahler	5,700	e	301,302
				613	a	48,917
				636	b	52,146
				590	c	47,082
				3,092	d	246,742
Lori G. Roberts				280	b	20,986
				330	b	27,057
				173	b	14,676
				590	c	47,082
Dennis F. Riordan	47,100	e	2,635,215
				1,377	a	109,885
				1,560	b	127,904
				1,330	c	106,134
				6,934	d	553,333

(a) - Represents the vesting of the third of three tranches of restricted stock unit awards granted in 2014.
(b) - Represents the vesting of the second of three tranches of restricted stock unit awards granted in 2015.
(c) - Represents the vesting of the first of three tranches of restricted stock unit awards granted in 2016.
(d) - Represents the vesting of performance units granted in 2014, with performance period ending December 31, 2016. Awards vested on June 27, 2017.
(e) - Represents stock options that were granted on June 27, 2007.
(f) - Represents stock options that were granted on June 27, 2008

2017 Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings (Loss) in Last FY ($)(a)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Sam K. Reed	—	—	526,093	—	2,643,856
Matthew J. Foulston	—	—	—	—	—
Thomas E. O’Neill	—	—	—	—	—
Erik T. Kahler	—	—	—	—	—
Lori G. Roberts	—	—	—	—	—
Maurice Alkemade	—	—	—	—	—
Dennis F. Riordan	—	—	—	—	—
Robert B. Aiken	—	—	—	—	—

(a)	Amounts in this column are not included in the 2017 Summary Compensation Table of this Proxy Statement.

The 2017 Non-Qualified Deferred Compensation Table presents amounts previously deferred under our Deferred Compensation Plan. Participants may defer up to 100% of their base salary and annual incentive plan payments under the Deferred Compensation Plan. Deferred amounts are credited with earnings or losses based on the return of mutual funds selected by the executive, which the executive may change at any time. We do not make contributions to participants’ accounts under the Deferred Compensation Plan, except to the extent that employees in the plan have their Company matching contributions in the 401(k) plan limited as a result of participating in the Deferred Compensation Plan. Distributions are made in either a lump sum or an annuity as chosen by the executive at the time of the deferral.

The earnings on Mr. Reed’s Deferred Compensation Plan accounts were measured by reference to a portfolio of publicly available mutual funds chosen by Mr. Reed in advance and administered by an outside third party. As presented above, Mr. Reed’s 2017 annualized gain was approximately 24.8%. Messrs. Foulston, O’Neill, Kahler, Alkemade, and Riordan, as well as Ms. Roberts do not participate in the Deferred Compensation Plan.

Potential Payments Upon Termination Or Change In Control

As noted on page 38 of this Proxy Statement, we have entered into employment agreements with all of our NEOs, except for Mr. Alkemade, Ms. Roberts, and Mr. Kahler who are covered under the Severance Plan. As discussed on page 37 under “Management Changes,” Mr. Aiken is no longer an employee, and Mr. Riordan has retired from the President role. The employment agreements and Severance Plan provide for payments of certain benefits, as described below, upon the termination. The NEOs rights upon termination of his/her employment depend upon the circumstance of the termination. Central to an understanding of the rights of each NEO under the agreements is an understanding of the definitions of “Cause” and “Good Reason” that are used in the employment agreements and Severance Plan. For purposes of the employment agreements and Severance Plan:

•

We have Cause to terminate the NEO if the NEO has engaged in any of a list of specified activities, including refusing to perform duties consistent with the scope and nature of his position, committing an act materially detrimental to the financial condition and/or goodwill of us or our subsidiaries, commission of a felony or other actions specified in the definition.

•

The NEO is said to have Good Reason to terminate his employment and thereby gain access to the benefits described below if we assign the NEO duties that are materially inconsistent with his position, reduce his compensation, call for relocation, or take certain other actions specified in the definition.

The employment agreements and Severance Plan require, as a precondition to the receipt of these payments, that the NEOs sign a standard form of release in which the NEO waives all claims that the NEO might have against us and certain associated individuals and entities. The NEOs’ employment agreements and Severance Plan also include non-compete and non-solicit provisions that would apply for a period of one year following the NEO’s termination of employment, and confidentiality provisions that would apply for an unlimited period of time following the NEO’s termination of employment.

The employment agreement for each NEO and Severance Plan specifies the payment to each individual in each of the following situations:

•	Involuntary termination without cause or resignation with Good Reason
•	Retirement
•	Death or disability
•	Termination without Cause or with Good Reason after change-in-control

Meridian has reviewed the existing change-in-control severance provisions of our NEOs’ employment agreements and Severance Plan relative to the current practices of our Compensation Comparator Group and has found our practices to be within the norms of the group.

Employment Agreements/Severance Plan

In the event of an involuntary termination of the NEO without Cause, or resignation by the NEO for Good Reason, the NEO will receive two times his base salary and target bonus (three times in the case of Mr. Reed and one times in the case of Mr. Alkemade, Ms. Roberts, and Mr. Kahler), and continuation of all health and welfare benefits for three years (two years in the case of Mr. O’Neill and one year in the case of Mr. Alkemade, Ms. Roberts, and Mr. Kahler).

In the event of an involuntary termination of the employee without Cause, or resignation by the employee for Good Reason within a 24-month period immediately following a change-in-control of the Company, the NEO will receive three times the amount of his base salary and target bonus (two times in the case of Mr. Alkemade, Ms. Roberts, and Mr. Kahler), and continuation of all health and welfare benefits for three years (two years in the case of Mr. Alkemade, Ms. Roberts, and Mr. Kahler). The employment agreements and Severance Plan do not provide a “gross-up” payment from the Company to the extent covered individuals incur excise taxes under Section 4999 of the Code.

In the event of death, disability or retirement, the NEO will receive no additional severance payments. In the event of disability, NEOs (with the exception of Mr. Alkemade, Ms. Roberts, and Mr. Kahler) receive continuation of health and welfare benefits for three years (two years in the case of Mr. O’Neill). The Severance Plan does not provide health and welfare benefits in the event of disability.

TreeHouse Foods, Inc. Equity and Incentive Plan

The Company has issued equity awards to our NEOs that are subject to the terms and conditions of the Equity and Incentive Plan.

In the event of a voluntary or involuntary termination of the NEO without cause, or resignation by the NEO for Good Reason, no unvested options shall become vested or exercisable, nor will unvested restricted stock or restricted stock units vest. For performance unit awards, the NEO shall receive accrued awards plus a pro rata portion of the award (based on the number of full calendar months served during the performance period divided by the length of the performance period) that would have accrued for the performance period in which the NEO was terminated without Cause by the Company.

In the event of a change-in-control, unvested stock options will become fully vested; the restrictions on the restricted stock and restricted stock units will lapse. For performance units, they will be cancelled in exchange for a payment equal to the value that would have been payable had each performance unit been deemed equal to 100% (or such greater or lesser percentage as determined by the Compensation Committee) of its initially established dollar value.

In the event of death or disability unvested options will become fully vested, and upon death, disability or retirement, a pro rata portion of the restricted stock and restricted stock units that would be eligible for lapse of restrictions on the next anniversary date of the grant will lapse. All unvested stock options, restricted stock and restricted stock unit awards will be forfeited for any other reason of termination. For the performance units, the NEO shall receive accrued awards plus a pro rata portion of the award (based on number of full calendar months served during the performance period divided by the length of the performance period) that would have accrued for the performance period in which the NEO was terminated due to death, disability, or retirement.

TreeHouse Foods, Inc. Annual Incentive Plan

In the event of a voluntary or involuntary termination of the NEO without cause, or resignation by the NEO for Good Reason, no portion of the Annual Incentive Award will be received by the NEO.

In the event of death, disability or retirement, the NEO will receive a pro rata portion of the Annual Incentive Award (based on the number of days served during the performance period divided by the length of the performance period).

In the event of a change in control without termination, no portion of the Annual Incentive Award will be received by the NEO.

The following tables illustrate the payouts to each NEO under each of the various separation and change in control situations. A table for Mr. Aiken is not presented due to his voluntary departure from the Company in October 2017. Mr. Riordan is not presented as he has retired from the President role and is now serving the Company in a consultant capacity.  The tables assume that the events took place on the last business day of the fiscal year, December 29, 2017.

Name of Participant: Sam K. Reed

	Involuntary Termination without Cause or Resignation for Good Reason ($)	Retirement ($)	Disability or Death ($)	Involuntary Termination without Cause or Resignation for Good Reason Following Change in Control ($)	Change in Control Without Termination ($)
Severance	7,544,784	—	—	7,544,784	—
Interest on Severance	68,280	—	—	68,280	—
Pro-rated Annual Incentives	—	1,421,481	1,421,481	—	—
Stock Options	—	—	—	—	—
Restricted Stock Units	—	1,175,064	1,175,064	1,770,833	1,770,833
Performance Units	489,824	489,824	489,824	3,940,973	3,940,973
Welfare Benefits	44,156	—	—	44,156	—
Aggregate Payments	8,147,045	3,086,370	3,086,370	13,369,026	5,711,806

Name of Participant: Matthew J. Foulston

	Involuntary Termination without Cause or Resignation for Good Reason ($)	Retirement ($)	Disability or Death ($)	Involuntary Termination without Cause or Resignation for Good Reason Following Change in Control ($)	Change in Control Without Termination ($)
Severance	2,166,000	—	—	3,249,000	—
Interest on Severance	29,403	—	—	29,403	—
Pro-rated Annual Incentives	—	—	—	—	—
Continued Employment Bonus *	1,140,000	—	—	1,140,000	—
Stock Options	—	—	—	—	—
Restricted Stock Units	—	—	253,071	594,510	594,510
Performance Units	—	—	—	329,404	329,404
Welfare Benefits	48,187	—	—	48,187	—
Aggregate Payments	3,383,591	—	253,071	5,390,504	923,914
* In the event of termination, continued employment bonus is payable under circumstances of involuntary termination without cause.

Name of Participant: Thomas E. O’Neill

	Involuntary Termination Without Cause or Resignation for Good Reason ($)	Retirement ($)	Disability or Death ($)	Involuntary Termination without Cause or Resignation for Good Reason Following Change in Control ($)	Change in Control Without Termination ($)
Severance	2,126,918	—	—	3,190,377	—
Interest on Severance	28,873	—	—	28,873	—
Pro-rated Annual Incentives	—	503,744	503,744	—	—
Continued Employment Bonus *	1,119,430	—	—	1,119,430	—
Stock Options	—	—	—	—	—
Restricted Stock Units	—	228,694	228,694	344,078	344,078
Performance Units	96,578	96,578	96,578	769,598	769,598
Welfare Benefits	33,299	—	—	49,949	—
Aggregate Payments	3,405,098	829,016	829,016	5,502,304	1,113,676
* In the event of termination, continued employment bonus is payable under circumstances of involuntary termination without cause.

Name of Participant: Erik T. Kahler

	Involuntary Termination Without Cause or Resignation for Good Reason ($)	Retirement ($)	Disability or Death ($)	Involuntary Termination without Cause or Resignation for Good Reason Following Change in Control ($)	Change in Control Without Termination ($)
Severance	754,845	—	—	1,509,690	—
Interest on Severance	13,663	—	—	13,663	—
Pro-rated Annual Incentives	—	—	—	—	—
Continued Employment Bonus *	862,680	—	—	862,680	—
Stock Options	—	—	—	—	—
Restricted Stock Units	—	—	97,367	155,799	155,799
Performance Units	52,658	—	52,658	419,915	419,915
Welfare Benefits	13,007	—	—	26,015	—
Aggregate Payments	1,696,853	—	150,025	2,987,762	575,714
* In the event of termination, continued employment bonus is payable under circumstances of involuntary termination without cause.

Name of Participant: Lori G. Roberts

	Involuntary Termination Without Cause or Resignation for Good Reason ($)	Retirement ($)	Disability or Death ($)	Involuntary Termination without Cause or Resignation for Good Reason Following Change in Control ($)	Change in Control Without Termination ($)
Severance	754,845	—	—	1,509,690	—
Interest on Severance	13,663	—	—	13,663	—
Pro-rated Annual Incentives	—	—	—	—	—
Continued Employment Bonus *	862,680	—	—	862,680	—
Stock Options	—	—	—	—	—
Restricted Stock Units	—	—	124,855	185,937	185,937
Performance Units	37,460	—	37,460	351,661	351,661
Welfare Benefits	15,730	—	—	31,461	—
Aggregate Payments	1,684,378	—	162,314	2,955,091	537,598
* In the event of termination, continued employment bonus is payable under circumstances of involuntary termination without cause.

Name of Participant: Maurice Alkemade

	Involuntary Termination Without Cause or Resignation for Good Reason ($)	Retirement ($)	Disability or Death ($)	Involuntary Termination without Cause or Resignation for Good Reason Following Change in Control ($)	Change in Control Without Termination ($)
Severance	752,500	—	—	1,505,000	—
Interest on Severance	13,620	—	—	13,620	—
Pro-rated Annual Incentives	—	—	—	—	—
Continued Employment Bonus *	860,000	—	—	860,000	—
Stock Options	—	—	—	—	—
Restricted Stock Units	—	—	—	182,508	182,508
Performance Units	—	—	—	—	—
Welfare Benefits	13,007	—	—	26,015	—
Aggregate Payments	1,639,128	—	—	2,587,143	182,508
* In the event of termination, continued employment bonus is payable under circumstances of involuntary termination without cause.

2017 DIRECTOR COMPENSATION

Directors who are full-time employees of the Company receive no additional fees for service as a director. Non-employee directors receive a combination of cash payments and equity-based compensation as shown in the table and narrative below.

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Units ($)	Total ($)
George V. Bayly	97,500	172,706	270,206
Linda K. Massman	102,500	172,706	275,206
Dennis F. O’Brien	120,000	172,706	292,706
Frank J. O’Connell	107,500	172,706	280,206
Ann M. Sardini	105,000	172,706	277,706
Gary D. Smith	102,500	172,706	275,206
Terdema L. Ussery, II *	110,000	172,706	282,706
David B. Vermylen	390,000	172,706	562,706

* In February 2018, Terdema L. Ussery, II resigned from the Board.

Cash Compensation

For the 2017-2018 Board year, non-management Directors of the Company received a cash retainer of $90,000 per year. Committee members received additional annual cash retainers as follows: Audit Committee $7,500; Compensation Committee $5,000; and Nominating and Corporate Governance Committee $5,000. The Chairman of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee received additional annual cash retainers of $17,500, $15,000, and $15,000, respectively, and the Lead Independent Director received an additional annual cash retainer of $25,000. No individual meeting attendance fees are paid to Board or Committee members.

On February 10, 2011, we entered into a one-year consulting agreement with Mr. Vermylen, which became effective on July 1, 2011, when Mr. Vermylen transitioned to a senior advisor role focusing on strategy, marketing and acquisitions (renewable upon mutual agreement). The agreement provides Mr. Vermylen $300,000 per annum as a consultant. This agreement was renewed in 2017 for an additional one-year term.

Fees Earned or Paid in Cash

	Annual Retainer ($)	Nominating & Corporate Governance Committee ($)	Audit Committee ($)	Compensation Committee ($)	Lead Independent Director ($)	Other ($)	Total ($)
George V. Bayly	90,000	—	7,500	—	—	—	97,500
Linda K. Massman	90,000	5,000	7,500	—	—	—	102,500
Dennis F. O'Brien	90,000	—	—	5,000	25,000	—	120,000
Frank J. O'Connell *	90,000	—	17,500	—	—	—	107,500
Ann M. Sardini*	90,000	—	—	15,000	—	—	105,000
Gary D. Smith	90,000	5,000	7,500	—	—	—	102,500
Terdema L. Ussery, II* **	90,000	15,000	—	5,000	—	—	110,000
David B. Vermylen	90,000	—	—	—	—	300,000	390,000

* Chairman

** In February 2018, Terdema L. Ussery, II resigned from the Board. George V. Bayly will replace Mr. Ussery as Chairman of the Nominating and Corporate Governance Committee and Linda K. Massman will take Mr. Ussery's place on the Board's Compensation Committee.

Equity-Based Compensation

To ensure that directors have an ownership interest aligned with other stockholders, each non-management director will be granted options and/or restricted stock units of the Company’s stock having a value determined by the Board. The grant date fair value of restricted stock units granted in 2017 for each non-employee director was $172,706.

Outstanding Awards (as of December 31, 2017)

	Stock Options (#)	Restricted Stock Units (#)	Vested & Deferred Restricted Stock Units * (#)
George Bayly	—	2,040	19,550
Linda K. Massman	—	2,040	—
Dennis F. O’Brien	—	2,040	7,520
Frank J. O’Connell	—	2,040	17,280
Ann M. Sardini	—	2,040	3,700
Gary D. Smith	—	2,040	21,580
Terdema L. Ussery, II **	—	2,040	19,170
David B. Vermylen	71,350	2,040	11,570

* Vested and deferred restricted stock units are deferred until termination of service from the Board.
** In February 2018, Terdema L. Ussery, II resigned from the Board.

Board Stock Ownership and Age Requirements

At the same time that we adopted formal stock ownership and holding guidelines for management, we also adopted ownership and holding guidelines for the Board. All outside directors are covered by the guidelines and must achieve a stock ownership level equal to three times their annual retainer within five years of joining the Board. Similar to the management guidelines, shares of stock owned outright or through a trust, and vested restricted stock and restricted stock units count towards fulfillment of the guidelines. All of our outside directors are currently in compliance with these guidelines, except for Ms. Massman who joined the Board in July 2016.

We have not set an upper age limit for Board members as we feel that highly experienced directors on our Board have provided and will continue to provide our management team with great insight and wisdom into our business. In addition to our experiences, several corporate boards across the United States benefit greatly from more seasoned business leaders.

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

No member of the Compensation Committee was, during the year ended December 31, 2017, an officer, former officer or employee of the Company or any of its subsidiaries. No executive officer of the Company served as a member of (i) the compensation committee of another entity in which one of the executive officers of such entity served on the Company’s Compensation Committee, (ii) the board of directors of another entity in which one of the executive officers of such entity served on the Company’s Compensation Committee, or (iii) the compensation committee of another entity in which one of the executive officers of such entity served as a member of the Company’s Board, during the year ended December 31, 2017.

COMMITTEE REPORTS

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate by reference this Proxy Statement or future filings with the SEC, in whole or in part, the following Committee reports shall not be deemed to be incorporated by reference into any such filings, except to the extent we specifically incorporate by reference a specific report into such filing. Further, the information contained in the following committee reports shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C other than as set forth in Item 407 of Regulation S-K, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information contained in any of these reports be treated as soliciting materials.

The Board has established three (3) committees to help oversee various matters of the Company. These include the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of these Committees operates under the guidelines of their specific charters. These charters may be reviewed on our website at www.treehousefoods.com.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is currently composed of four (4) independent directors, Messrs. Bayly, O’Connell, and Smith and Ms. Massman, and operates pursuant to a written charter. The Company’s management is responsible for its internal accounting controls and the financial reporting process. The Audit Committee is responsible for overseeing and monitoring the integrity of the Company’s financial statements, accounting and financial reporting processes, systems of internal control over financial reporting, compliance with legal and regulatory financial accounting requirements, audits of the Company’s financial statements, and review of the performance of the Audit Committee. The Audit Committee also regularly receives and reviews reports from the third party whistleblower hotline provider.

The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements and internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and to issue reports thereon. The Audit Committee’s responsibilities are to monitor and oversee the audit process, and to appoint, compensate and evaluate the performance of the independent registered public accounting firm.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the independent registered public accounting firm and the Company that might bear on the independent registered public accounting firm’s independence consistent with PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and discussed with Deloitte & Touche LLP any relationships that may impact its objectivity and independence, and the Audit Committee satisfied itself as to Deloitte & Touche LLP’s independence. The Audit Committee has reviewed and discussed the financial statements with management. The Audit Committee also discussed with management and Deloitte & Touche LLP the quality and adequacy of the Company’s internal controls and the internal audit department’s organization, responsibilities, budget and staffing. The Audit Committee reviewed both with Deloitte & Touche LLP and the internal auditors their audit plans, audit scope, and identification of audit risks.

The Audit Committee discussed and reviewed with Deloitte & Touche LLP all communications required by PCAOB Auditing Standard No. 1301, Communications with Audit Committees, and, with and without management present, discussed and reviewed the results of Deloitte & Touche LLP’s audit of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

Based on the Audit Committee’s discussions with management and Deloitte & Touche LLP and the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the SEC.

In order to assure that the provision of audit and non-audit services provided by Deloitte & Touche LLP, our independent registered public accounting firm, does not impair its independence, the Audit Committee is required to pre-approve all audit services to be provided to the Company by Deloitte & Touche LLP, and all other services, including review, attestation and non-audit services, other than de minimis services that satisfy the requirements of the New York Stock Exchange and the Exchange Act, pertaining to de minimis exceptions.

This report is respectfully submitted by the Audit Committee of the Board.

Frank J. O’Connell, Chairman

George V. Bayly

Linda K. Massman

Gary D. Smith

REPORT OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee is currently comprised of three independent directors, Messrs. Bayly and Smith and Ms. Massman. The purposes of the Nominating and Corporate Governance Committee are (i) to identify individuals qualified to become members of the Board, (ii) to recommend to the Board the persons to be nominated for election as directors at any meeting of the stockholders, (iii) in the event of a vacancy on or increase in the size of the Board, to recommend to the Board the persons to be nominated to fill such vacancy or additional Board seat, (iv) to recommend to the Board the persons to be nominated for each committee of the Board, (v) to develop and recommend to the Board a set of corporate governance guidelines applicable to the Company, including the Company’s Code of Ethics, and (vi) to oversee the evaluation of the Board. The Nominating and Corporate Committee will consider nominees who are recommended by stockholders, provided such nominees are recommended in accordance with the nominating procedures set forth in the Company’s By-laws. The Board adopted a charter for the Nominating and Corporate Governance Committee in June 2005.

This report is respectfully submitted by the Nominating and Corporate Governance Committee of the Board.

George V. Bayly, Chairman

Linda K. Massman

Gary D. Smith

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee is comprised of Mr. O’Brien, Ms. Massman, and Ms. Sardini and operates pursuant to a written charter. The Compensation Committee oversees the Company’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and the Company’s Proxy Statement to be filed in connection with the Meeting, each of which will be filed with the SEC.

This report is respectfully submitted by the Compensation Committee of the Board.

Ann M. Sardini, Chairman

Linda K. Massman

Dennis F. O’Brien

FEES BILLED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees billed for professional services rendered for the audit of our consolidated financial statements, audit of our internal controls over financial reporting and review of our quarterly reports on Form 10-Q and fees billed for other services rendered by Deloitte & Touche, LLP for 2016 and 2017:

	2016 ($)	2017 ($)
Audit Fees	4,962,010	4,873,123
Audit-Related Fees	307,600	1,895
Tax Fees	356,298	186,895
Other	—	168,976
Total Fees	5,625,908	5,230,889

Audit fees include fees associated with the annual audit of our consolidated financial statements and internal controls over financial reporting and reviews of the Company’s quarterly reports on Form 10-Q. Audit fees were relatively flat compared to the prior year.  Audit-related fees were higher in 2016 due to diligence services that were provided in connection with the divestiture of the Soup and Infant Feeding business. The decrease in tax fees is primarily due to tax services provided in connection with the acquisition of the Private Brands Business in 2016 that did not repeat in 2017. Other fees included a review of the Company’s cyber security capability.

The Audit Committee pre-approved all (100%) of the audit, audit-related, tax and other services in accordance with the pre-approval policies described above under the heading “Committee Reports — Report of the Audit Committee” and determined that the independent accountant’s provision of non-audit services is compatible with maintaining the independent accountant’s independence.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We maintain policies and procedures relating to the review, approval or ratification of transactions in which we are a participant and in which any of our directors, executive officers, major stockholders or their family members have a direct or indirect material interest. We refer to these individuals and entities in this proxy statement as related parties. Our Code of Ethics, which is available on our website at www.treehousefoods.com, prohibits our employees, including our executive officers, and directors from engaging in specified activities without prior approval. These activities typically relate to conflict of interest situations where an employee or director may have significant financial or business interests in another company competing with or doing business with us, or who stands to benefit in some way from such a relationship or activity.

We review all relationships and transactions in which the Company and our directors, executive officers, or their immediate family members are participants, to determine whether such persons have a direct or indirect material interest and whether such transactions involve at least $120,000. Our law department has responsibility for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related party transactions and for then determining, based upon the facts and circumstances, whether the Company or a related party has a direct or indirect material interest in the transaction. Each year, we require our directors and executive officers to complete a questionnaire, among other things, to identify such related party relationships and transactions. We also require that directors and executive officers notify our General Counsel of any changes during the course of the year to the information provided in the annual questionnaire as soon as possible and we gather information regarding possible related party transactions throughout the year. As required under SEC rules, transactions involving the Company that exceed $120,000 and that a related party has a direct or indirect material interest in will be disclosed in our Proxy Statement. Our Board has responsibility for reviewing and approving or ratifying related person transactions.

Mr. Vermylen became a senior consultant with the Company in July 2011 and in accordance with his consulting agreement, is paid $300,000 annually. The consulting agreement is renewable on an annual basis. As a result of the consulting agreement with Mr. Vermylen and the related payments, the Company has concluded that Mr. Vermylen is not an independent Director at this time.

ADVISORY VOTE TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION PROGRAM

(PROPOSAL 3)

Pursuant to Section 14A of the Exchange Act, we are seeking the advisory approval of stockholders of the Company’s executive compensation program and practices as disclosed in this Proxy Statement. As approved by its stockholders at the 2011 Annual Meeting of Stockholders, consistent with the Board’s recommendation, the Company is submitting this proposal for a non-binding vote on an annual basis. Stockholders are being asked to vote on the following advisory resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s executive officers, as disclosed in the 2018 Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2017 Summary Compensation Table and the other related tables and disclosure.”

The Company has a pay-for-performance philosophy that forms the foundation of our decisions regarding executive compensation. This philosophy and the compensation structure approved by the Compensation Committee are central to the Company’s ability to attract, retain and motivate individuals who can achieve superior financial results in the best interests of the Company and its stockholders. To that end, our program links pay to performance by delivering a significant majority of the total compensation opportunity of our NEOs in variable or “pay at risk” compensation programs (annual and LTI plans). Our program also aligns the NEOs’ financial interest with those of our stockholders by delivering a substantial portion of their total compensation in the form of equity awards and other LTI vehicles.

We urge our stockholders to read “Compensation Discussion and Analysis” above, which describes in detail how our executive compensation program and practices operate and are designed to achieve our compensation objectives, as well as the accompanying compensation tables which provide detailed information on the compensation of our NEOs.

This advisory vote on the Company’s executive compensation program and practices is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will carefully review the voting results when evaluating our executive compensation program.

The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to be voted on the proposal at the Meeting is required for approval of this advisory resolution.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE
ADVISORY RESOLUTION SET FORTH ABOVE.

PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THE APPROVAL OF THE
ADVISORY RESOLUTION SET FORTH ABOVE UNLESS STOCKHOLDERS SPECIFY A
CONTRARY VOTE.

STOCKHOLDER PROPOSALS FOR 2019 ANNUAL MEETING OF STOCKHOLDERS

Any stockholder who intends to present proposals at the Annual Meeting of Stockholders in 2019 pursuant to Rule 14a-8 under the Exchange Act must send notice of such proposal to us so that we receive it no later than November 12, 2018. Any stockholder who intends to present proposals at the Annual Meeting of Stockholders in 2019 other than pursuant to Rule 14a-8 must comply with the notice provisions in our By-laws. The notice provisions in our By-laws require that, for a proposal to be properly brought before the Annual Meeting of Stockholders in 2019, proper notice of the proposal must be received by us not less than ninety (90) days or more than one hundred twenty (120) days prior to the first anniversary of this year’s meeting, or no later than January 26, 2019.  Stockholder proposals should be addressed to TreeHouse Foods, Inc., 2021 Spring Road, Suite 600, Oak Brook, IL 60523, Attention: Corporate Secretary.

STOCKHOLDER COMMUNICATION WITH THE BOARD

Stockholders and other interested parties may contact the Board, the non-management directors or any individual director (including the Lead Independent Director) by writing to them c/o TreeHouse Foods Corporate Secretary, 2021 Spring Road, Suite 600, Oak Brook, IL 60523, and such mail will be forwarded to the director or directors, as the case may be.

OTHER MATTERS

If any other matters properly come before the Meeting, it is the intention of the person named in the enclosed form of proxy to vote the shares they represent in accordance with the judgments of the persons voting the proxies.

The Annual Report of the Company for the year ending December 31, 2017 is being distributed to stockholders together with this Proxy Statement.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov and on our website at www.treehousefoods.com. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549.

You may also request one free copy of any of our filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) by writing or telephoning Thomas E. O’Neill, Executive Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary at our principal executive office: TreeHouse Foods, Inc., 2021 Spring Road, Suite 600, Oak Brook, Illinois 60523, telephone (708) 483-1300.

By Order of the Board of Directors

Thomas E. O’Neill

Corporate Secretary

Appendix A

CORPORATE GOVERNANCE GUIDELINES: DIRECTOR INDEPENDENCE

Except as may otherwise be permitted by NYSE rules, a majority of the members of the Board shall be independent directors. To be considered independent: (1) a director must be independent as determined under Section 303A.02(b) of the New York Stock Exchange Listed Company Manual and (2) in the Board’s judgment (based on all relevant facts and circumstances), the director does not have a material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company).

A-1

TREEHOUSE FOODS, INC.
IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Central Daylight Time, on April 26, 2018.

Vote by Internet

• Go to www.envisionreports.com/thfi

• Or scan the QR code with your smartphone

• Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM
PORTION IN THE ENCLOSED ENVELOPE.

A				Proposals — The Board of Directors recommends a vote FOR all the nominees listed under Proposal 1, and FOR Proposals 2 and 3 .
1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 – Steven Oakland	☐	☐	☐	02 – Frank J. O’Connell	☐	☐	☐	03 – Matthew E. Rubel	☐	☐	☐
	For	Against	Abstain
04 – David B. Vermylen	☐		☐	☐

	For	Against	Abstain		For	Against	Abstain

2. Ratification of the selection of Deloitte & Touche LLP as Independent Auditors.	☐	☐	☐	3. To provide an advisory vote to approve the Company’s executive compensation.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon any other business as may properly come before the meeting or any adjournment or postponement thereof.

B	Non-Voting Items
Change of Address — Please print new address below.		Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign this proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you attend. Please sign exactly as your name appears herein. Give full title if an Attorney, Executor, Administrator, Trustee, Guardian, etc. For an account in the name of two or more persons, each should sign, or if one signs, he should attach evidence of his authority.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2017 Annual Report to Stockholders are available at: www.envisionreports.com/thfi

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,
DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — TREEHOUSE FOODS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS – APRIL 26, 2018

The undersigned appoints Thomas E. O’Neill and Jo E. Osborn each of them, attorneys and proxies, with the power of substitution in each of them, to vote for and on behalf of the undersigned at the Annual Meeting of Stockholders of the Company to be held on April 26, 2018, and any adjournment thereof, upon the matters coming before the meeting, as set forth in the Notice of Meeting and Proxy Statement, both of which have been received by the undersigned, and upon such other business as may properly come before the meeting. The undersigned hereby revokes all prior proxies that the undersigned has given with respect to the Annual Meeting. Without otherwise limiting the general authorization given hereby, said attorneys and proxies are instructed to vote as follows.

In their discretion, the proxies are authorized to vote upon any other business as may properly come before the meeting or any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATION MADE. IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR, AND FOR PROPOSALS 2 AND 3.

YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

(Continued and to be marked, dated and signed, on the other side)